                                                              EXECUTION ORIGINAL


                       THIRD PARTY ADMINISTRATOR AGREEMENT

                                  BY AND AMONG

                    SECURITY BENEFIT LIFE INSURANCE COMPANY,

                           SECURITY DISTRIBUTORS, INC.

                                       AND

                          THE GOLDMAN SACHS GROUP, INC.

                                 AUGUST 22, 2005

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                       THIRD PARTY ADMINISTRATOR AGREEMENT

This Third Party Administrator Agreement is made as of the twenty second day of August, 2005, by and between The Goldman Sachs Group, Inc., a Delaware corporation ("GS GROUP"), together with its Affiliates identified in the applicable Work Assignments entered into hereunder from time to time (each such Affiliate, a "CLIENT" and collectively, the "CLIENTS"), Security Benefit Life Insurance Company, a Kansas insurance company ("ADMINISTRATOR"), and Security Distributors, Inc., a Kansas corporation ("SDI"), an Affiliate of ADMINISTRATOR, for the limited purposes set forth herein.

The undersigned have executed and delivered this agreement as among themselves, and ADMINISTRATOR and SDI agree to be bound by any Work Assignment entered into as contemplated hereby, as set forth more fully in Article 1.

SECURITY BENEFIT LIFE                       SECURITY DISTRIBUTORS, INC.
INSURANCE COMPANY                           ONE SECURITY BENEFIT PLACE
ONE SECURITY BENEFIT PLACE                  TOPEKA, KANSAS 66636-0061
TOPEKA, KANSAS 66626-0061

By:                                         By:
   ------------------------------------        ---------------------------------
         [signature]                                 [signature]

Name:                                       Name:
     ----------------------------------        ---------------------------------
         [printed]                                   [printed]

Title:                                      Title:
      ---------------------------------           ------------------------------


THE GOLDMAN SACHS GROUP, INC.
85 BROAD STREET, NEW YORK, NY 10004


By:
   ------------------------------------
         [signature]

Name:
     ----------------------------------
         [printed]

Title:
      ---------------------------------

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                          INDEX OF EXHIBITS AND ANNEXES

EXHIBIT                    NAME
-------                    ----
Exhibit A                  [Reserved]
Exhibit B                  [Reserved]
Exhibit C                  [Reserved]
Exhibit D                  Off-Site Facilities
Exhibit E                  Disqualifying Standards
Exhibit F                  Business Resumption Plan
Exhibit G                  Outsourced Work
Exhibit H                  Key Personnel
Exhibit I                  Service Centers
Exhibit J                  [Reserved]
Exhibit K                  [Reserved]
Exhibit L                  [Reserved]
Exhibit M                  [Reserved]

Exhibit N                  Security Management Procedures
Exhibit O                  [Reserved]
Exhibit P                  Other State TPA Requirements

ANNEXES
-------
Annex 3.1(c)               Form of Transition Planning Agreement
Annex 3.19(g)              The Security Benefit Group of Companies Code of
                           Business Conduct and Ethics
Annex 8.2                  Form of GS GROUP Guaranty

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                          GENERAL TERMS AND CONDITIONS

WHEREAS, GS GROUP is a holding company domiciled in the State of New York, engaged through its Affiliates and subsidiaries in insurance, annuity, broker-dealer, investment management and related businesses;

WHEREAS, ADMINISTRATOR provides certain services as a third party administrator with respect to life insurance policies and annuity contracts issued in the United States;

WHEREAS, SDI provides certain securities brokerage services in the United States related to the services provided by ADMINISTRATOR;

WHEREAS, ADMINISTRATOR and SDI possess certain software equipment, facilities, and contract rights (collectively "Facilities and Systems") and employ or otherwise engage the services of persons, necessary to provide and support the administrative processing, maintenance of records, processing of information and generation of output with respect to life insurance policies and annuity products in the United States;

WHEREAS, GS GROUP desires that ADMINISTRATOR provide Services (as defined herein) to CLIENTS, upon engagement by them, with respect to certain life insurance policies and annuity products issued, reinsured, administered or serviced by such CLIENTS, in each case, as specified in the applicable Work Assignment as may be entered into hereunder from time to time (such life policies and contracts, collectively, the "Contracts"), and ADMINISTRATOR desires to accept such engagements; and

WHEREAS, each CLIENT desires that SDI will provide broker-dealer services in connection with such engagement, and SDI desires to provide such services;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Parties hereto agree as follows:

1.       STRUCTURE OF THIS AGREEMENT

A Work Assignment to which a CLIENT is a party describes the Services, in the case of the ADMINISTRATOR, and the Brokerage Services, in the case of SDI, that ADMINISTRATOR and SDI respectively agree to provide to such CLIENT, and may contain special terms related to such CLIENT. (For the avoidance of doubt, nothing in this Agreement shall obligate ADMINISTRATOR to perform Brokerage Services.) These General Terms and Conditions and the Exhibits and Annexes hereto, as applicable, state terms that apply to all dealings among ADMINISTRATOR, SDI and the CLIENTS pursuant to this Agreement. These General Terms and Conditions and the Exhibits and Annexes hereto, as applicable, state terms that apply to all dealings among ADMINISTRATOR, SDI and GS GROUP. By entering into a Work Assignment hereunder, a CLIENT shall be deemed to have accepted and agreed to these General Terms and Conditions and the Exhibits and Annexes hereto, but no CLIENT shall be deemed to be a party to any Work Assignment to which it is not a signatory. Each Work Assignment, as supplemented by the General Terms and Conditions and the Exhibits and Annexes hereto, shall constitute a separate and distinct agreement, and, as among ADMINISTRATOR, SDI and GS GROUP, these General Terms and Conditions and the Exhibits and Annexes hereto shall constitute an agreement separate and distinct from any Work Assignment. The term "Agreement" as used herein shall refer to each and every agreement so constituted as described in the foregoing sentence. If there is any conflict between an Exhibit, Annex or Work Assignment and these General Terms and Conditions, the Exhibit, Annex or Work Assignment shall control. If there is any conflict between an Exhibit or an Annex and a Work Assignment, the Work Assignment shall control.

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2.       DEFINITIONS

This section defines some capitalized terms that may be used in this Agreement.

2.1      ACCOUNT GUIDELINES has the meaning set forth in Section 6.3.

2.2      ADDITIONAL RECORDS has the meaning set forth in Section 4.8.

2.3      ADMINISTRATOR has the meaning set forth in the Preamble.

2.4      ADMINISTRATOR INDEMNIFIED PARTY has the meaning set forth in Section
         12.1.

2.5 AFFILIATE means, with respect to a Person, any other Person that directly, or indirectly, through one or more intermediaries, Controls or is Controlled by, or is under common Control with, such Person.

2.6      AFLIAC has the meaning set forth in Section 3.1(b).

2.7      AGREEMENT has the meaning set forth in Article 1.

2.8 APPLICABLE LAW means all laws, common laws, rules, regulations, codes, statutes, judgments, injunctions, orders, agreements, decrees, policies and other requirements of all Governmental Entities applicable to the Person, place and situation in question.

2.9 APPLICABLE LEVELS OF SERVICE means the levels of service applicable to the Services and Brokerage Services as set forth in the applicable Work Assignment.

2.10     BACK-UP COPIES has the meaning set forth in Section 3.9.

2.11     BOOKS AND RECORDS has the meaning set forth in Section 4.2.

2.12     BROKERAGE SERVICES has the meaning set forth in Section 3.14.

2.13 BUSINESS DAY means any day that is not a Saturday, Sunday or a day on which banks in the State of New York are authorized or required to close.

2.14     BUSINESS RESUMPTION PLAN has the meaning set forth in Section 3.10.

2.15     CAUSE has the meaning set forth in Section 7.5.

2.16 CLAIM means any civil, criminal or administrative claim, demand, litigation, action, suit, hearing, investigation or proceeding commenced by a third party.

2.17     CLAIMS NOTICE has the meaning set forth in Section 12.3.

2.18     CLIENT or CLIENTS has the meaning set forth in the Preamble.

2.19     CODE means the Internal Revenue Code of 1986, as amended.

2.20     CONFIDENTIAL INFORMATION means

         a.    with respect to a CLIENT,

               i.      the terms of this Agreement,

               ii.     any Nonpublic Information of such CLIENT,

               iii. Nonpublic Information of third parties in the possession of CLIENT

               iv.     the Books and Records of such CLIENT, and

               v.      any Nonpublic Personal Information of such CLIENT,

         b.    with respect to ADMINISTRATOR and SDI,

               i.      the terms of this Agreement,

                                        5
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               ii.     any Nonpublic Information of ADMINISTRATOR and SDI,
                       respectively,

               iii. Nonpublic Information of third parties in the possession of ADMINISTRATOR or SDI, and

         c.    with respect to GS GROUP,

               i.      the terms of this Agreement,

               ii.     any Nonpublic Information of GS GROUP, and

               iii. Nonpublic Information of third parties in the possession of GS GROUP.

         "Nonpublic Information" shall consist of all trade secrets and information of any kind, including designs, concepts, ideas, requirements, specifications, calculations, drawings, diagrams, maps, charts, software, network structures, configurations, interfaces, components, processes, practices, reports, lists, analyses, compilations, data, studies, and other similar materials, in whatever from maintained or furnished, whether documentary, orally, visually, electronically, or by physical delivery or permitted observation or inspection, or otherwise, regarding the property, products, services, customers, or the exiting or planned businesses or operations or any parts thereof of a Party and/or any one or more of its Affiliates, including any information furnished prior to the date of this Agreement, disclosed by such Party to the other Party in connection herewith by whatever means, including orally, visually, electronically or by physical delivery or permitted observation or inspection or otherwise, regardless of whether specifically identified as "confidential" but which the receiving Party knows or reasonably ought to know is confidential, together with any reports, analyses, data, studies, interpretations, forecasts, compilations, memoranda, notes and any other writings (regardless of form) prepared by the other Party to the extent such writings contain such information.

         "Confidential Information" shall not include the categories of information described in Section 14.4(a).

2.21     CONTINUING CLIENT RESPONSIBILITIES has the meaning set forth in Section
         3.4.

2.22     CONTRACTS has the meaning set forth in the Recitals.

2.23 CONTROL and its derivatives mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or voting interests, by contract or otherwise.

2.24     DISCLOSER has the meaning set forth in Section 14.1.

2.25 ERISA means the United States Employee Retirement Income Security Act of 1974, as amended.

2.26     FACILITIES AND SYSTEMS has the meaning set forth in the Recitals.

2.27 GLB means the Gramm-Leach-Bliley Act, codified as 15 U.S.C. Section 6801 et seq., and its implementing regulations, as may be amended from time to time.

2.28 GOVERNMENTAL ENTITY means any federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any self-regulatory organization, including without limitation the National Association of Securities Dealers.

2.29     GS GROUP has the meaning set forth in the Preamble.

2.30     GS GROUP INDEMNIFIED PARTY has the meaning set forth in Section 12.2.

                                        6
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2.31     IDEAS has the meaning set forth in Section 5.3(b).

2.32     INDEMNIFIED PARTY has the meaning set forth in Section 12.3.

2.33     INDEMNIFYING PARTY has the meaning set forth in Section 12.3.

2.34     INITIAL WORK ASSIGNMENT has the meaning set forth in Section 3.1(b).

2.35     INSOLVENT OR BANKRUPT PARTY has the meaning set forth in Section 7.6.

2.36 INSURED means a policyholder, annuityholder or certificateholder of a Contract issued, reinsured, administered or serviced by a CLIENT.

2.37     LOSSES has the meaning set forth in Section 12.1

2.38     NET LOSS has the meaning set forth in Section 3.16.

2.39     NONPUBLIC INFORMATION has the meaning set forth in Section 2.20.

2.40 NONPUBLIC PERSONAL INFORMATION means personally identifiable financial information, as defined by Title V of the GLB, and personally identifiable health or medical information pertaining to any Insured, or any past or future policyholder, annuityholder or certificateholder.

2.41     NSCC has the meaning set forth in Section 6.3(b).

2.42     OFF-SITE FACILITY has the meaning set forth in Section 3.9.

2.43     OTHER SOFTWARE LIST has the meaning set forth in Section 5.4.

2.44 PARTY means, as to the Agreement among GS GROUP, ADMINISTRATOR and SDI, each of GS GROUP, ADMINISTRATOR and SDI (or ADMINISTRATOR and SDI collectively, as the context requires), and as to an Agreement among CLIENT, ADMINISTRATOR and SDI constituted by a Work Assignment, each of CLIENT, ADMINISTRATOR and SDI (or ADMINISTRATOR and SDI collectively, as the context requires).

2.45 PERSON means an association, firm, individual, partnership (general or limited), corporation, limited liability company, trust, financial institution, unincorporated organization or other entity.

2.46 PERSON-HOUR means the services of one Qualified person for one full hour.

2.47 QUALIFIED means, with respect to an individual and a given service, that such service is within the customary expertise of such individual and that such individual is duly trained, licensed, certified or registered if necessary to perform such service.

2.48     RECIPIENT has the meaning set forth in Section 14.1.

2.49     RECORDS RETENTION POLICY has the meaning set forth in Section 3.9.

2.50 REGULATORY AUTHORITY means a state department of insurance or other governmental body that has the authority to regulate ADMINISTRATOR or SDI or their performance of Services or Brokerage Services under this Agreement.

2.51 REIMBURSABLE EXPENSES means (i) all reasonably incurred, documented and necessary expenses with respect to pre-approved travel (including lodging and meal expenses), (ii) all reasonably incurred out-of-pocket costs and (iii) all reasonably incurred pass-through expenses, in each of cases (ii) and (iii) as described in the applicable Work Assignment, and, in the case of (iii), any other such expenses as are approved by CLIENT.

2.52     RESTRICTED GROUP has the meaning set forth in Section 17.11.

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2.53     SALES TAX or SALES TAXES has the meaning set forth in Section 8.5.

2.54     SDI has the meaning set forth in the Preamble.

2.55     SERVICE CENTER has the meaning set forth in Section 3.19.

2.56     SERVICE PLATFORM has the meaning set forth in Section 5.3(b).

2.57     SERVICES has the meaning set forth in Section 3.1.

2.58 SOFTWARE means the software utilized by ADMINISTRATOR to perform the Services and SDI to provide the Brokerage Services, including object code and documentation.

2.59 STANDARD TIME AND MATERIALS RATES means, for a Person-hour and computer usage, the rates stated in ADMINISTRATOR's rate schedule as set forth in a Work Assignment and otherwise at its published rates. "Standard Time and Materials Rates" for "materials" means the rates stated on ADMINISTRATOR's rate schedule for materials, if any, as set forth in a Work Assignment and otherwise at its published rates.

2.60     STOCK PURCHASE AGREEMENT has the meaning set forth in Section 3.1(b).

2.61     TERM has the meaning set forth in Section 7.1.

2.62 TERMINATION CHARGE means the applicable termination charge set forth in a Work Assignment.

2.63     THIRD-PARTY INDEMNITOR has the meaning set forth in Section 12.3.

2.64 TIME AND MATERIALS BASIS: if a Work Assignment states that Services or Brokerage Services will be provided on a "Time and Materials Basis," charges for said Services or Brokerage Services will be determined by the amount of ADMINISTRATOR's or SDI's, as the case may be, Person-hours and Reimbursable Expenses in respect of materials used in providing the Service or Brokerage Service, rather than by the results achieved. The CLIENT bears the risk of cost overruns and delays on work performed on a Time and Materials Basis. Services, Brokerage Services and services provided in connection with estimates (as contemplated by Section 3.12) may be billed by the Person-hour or any other unit agreed on in writing. Services, Brokerage Services and services provided in connection with estimates (as contemplated by Section 3.12) will be provided on a Time and Materials Basis and billed by the Person-hour at Standard Time and Materials Rates, unless the controlling Work Assignment specifies a different arrangement.

2.65     TRANSFER ASSISTANCE SERVICES has the meaning set forth in Section 7.9.

2.66     TRANSITION PLANNING AGREEMENT has the meaning set forth in Section
         3.1(c).

2.67     TYPE A VARIANCE has the meaning set forth in Section 3.16.

2.68     TYPE B VARIANCE has the meaning set forth in Section 3.16.

2.69     UNAUTHORIZED ACTS has the meaning set forth in Section 14.5.

2.70     VARIANCE has the meaning set forth in Section 3.16.

2.71     WITHHOLDING TAXES has the meaning set forth in Section 8.5.

2.72     WORK ASSIGNMENT has the meaning set forth in Section 3.1.

3.       TERMS OF APPOINTMENT/SERVICES

3.1      THIRD PARTY ADMINISTRATOR SERVICES.

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         a.    As of the effective date of each Work Assignment entered into hereunder (each, a "Work Assignment"), the CLIENT party to such Work Assignment hereby engages ADMINISTRATOR to perform the third party administration services described herein (as applicable) and therein (the "Services"), and SDI to perform the Brokerage Services, in each case for and on behalf of such CLIENT on the terms and conditions set forth in the Agreement constituted by such Work Assignment, these Terms and Conditions and the Annexes and Exhibits hereto, and ADMINISTRATOR hereby accepts such engagement by such CLIENT and agrees to perform the Services, and SDI agrees to perform the Brokerage Services, in accordance with and on the terms and conditions set forth in the Agreement. The Services and Brokerage Services shall be performed in a commercially reasonable manner. ADMINISTRATOR and SDI shall have only those powers expressly granted and set forth in the Agreement, those powers that shall be agreed in writing from time to time and powers that are reasonably necessary and incidental to so perform their obligations under the Agreement. ADMINISTRATOR and SDI shall have no power or authority on lines of business or insurance or annuity products or policy or contract forms other than those specifically listed and set forth in the Agreement.

         b. On the date hereof, GS GROUP has entered into a Stock Purchase Agreement (the "Stock Purchase Agreement") with Allmerica Financial Corporation, which provides, among other things, for the acquisition by GS GROUP of all of the outstanding capital stock of Allmerica Financial Life Insurance and Annuity Company ("AFLIAC") on the terms and subject to the conditions set forth therein. It is the intent of the Parties that upon the closing of the Stock Purchase Agreement, AFLIAC will become a CLIENT hereunder and will receive Services and Brokerage Services from ADMINISTRATOR and SDI respectively, pursuant to a Work Assignment to be negotiated and agreed to by the Parties (the "Initial Work Assignment"). Subject to the closing of the Stock Purchase Agreement, GS GROUP agrees to cause AFLIAC to execute and deliver, and ADMINISTRATOR and SDI agree to execute and deliver, the Initial Work Assignment on the date of such closing, whereupon the Initial Work Assignment shall be a binding Agreement among the Parties thereto.

         c. Following the execution and delivery of this Agreement as among GS GROUP, ADMINISTRATOR and SDI, such Parties will enter into an agreement substantially in the form attached hereto as ANNEX 3.1(c) (the "Transition Planning Agreement") providing for the preparation of a transition plan by ADMINISTRATOR and SDI with respect to AFLIAC. The Transition Planning Agreement shall be governed by these Terms and Conditions as applicable to such Parties. From time to time such Parties may enter into similar transition planning agreements, in substantially the same form as the Transition Planning Agreement, with respect to prospective CLIENTS proposed to be administered by ADMINISTRATOR and SDI. Unless otherwise stated therein, such transition planning agreements shall be governed by these General Terms and Conditions as applicable to such Parties.

3.2      CHANGE ORDERS.

         a. From time to time a CLIENT may request changes in the Services and Brokerage Services rendered by ADMINISTRATOR or SDI under an Agreement, or in the manner thereof. ADMINISTRATOR and/or SDI agree to implement changes as may be requested by a CLIENT after ADMINISTRATOR and/or SDI and such CLIENT have agreed in writing on the changes to be made (which ADMINISTRATOR and/or SDI shall make reasonable efforts to do) and additional or reduced charges under the applicable Work Assignment, if any, attributable to the change. ADMINISTRATOR and/or SDI shall have no responsibility or liability for such requested changes unless and until

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         ADMINISTRATOR and/or SDI and such CLIENT have so agreed in writing. Any changes in any Services or Brokerage Services shall become effective only in the event that a written amendment to this Agreement is executed by the applicable CLIENT and ADMINISTRATOR and/or SDI, as applicable.

3.3 FACILITIES. Except as otherwise provided in this Agreement, ADMINISTRATOR and SDI shall furnish at their expense the facilities and resources necessary to provide the Services and Brokerage Services under this Agreement in accordance with the Applicable Levels of Service, including, without limitation, necessary physical facilities, Qualified personnel, office furniture, computer equipment and office supplies necessary to provide the Services, in the case of ADMINISTRATOR, and Brokerage Services, in the case of SDI. All such personnel shall comply with the procedures and policies set forth on EXHIBIT N, as in effect from time to time.

3.4 CONTINUING CLIENT RESPONSIBILITIES AS TO CONTRACTS. Except as set forth herein, each CLIENT shall continue to be at all times solely responsible for all matters related to the Contracts of such CLIENT ("Continuing CLIENT Responsibilities"). To the extent required by Applicable Law, CLIENT acknowledges that it is solely responsible for securing reinsurance and for the competent administration of its benefit programs. Except as set forth herein, no CLIENT shall subcontract, delegate or attempt to subcontract or delegate to ADMINISTRATOR and SDI (and ADMINISTRATOR and SDI shall have no responsibility and no liability for) any Continuing CLIENT Responsibilities. ADMINISTRATOR and SDI assume no obligation or responsibility for CLIENT's business or operations hereby other than as contemplated hereby or as may arise from ADMINISTRATOR'S and SDI's performance of their respective obligations under the Agreement.

3.5 UNDERWRITING. The Contracts are solely underwritten by CLIENTS, and ADMINISTRATOR shall not be called upon to (and shall have no responsibility to) establish any underwriting criteria, benefits or premium rates, or to perform or conduct any services related to underwriting other than to the extent set forth in the Agreement. ADMINISTRATOR will perform only such underwriting services as are contained in written procedures provided to it by the applicable CLIENT, and, subject to changes in Applicable Law governed by Section 3.13(d), (a) in no event shall ADMINISTRATOR be called upon in such procedures to provide any underwriting services that would require ADMINISTRATOR to be registered with any Governmental Entity other than such registration or licensure as is otherwise required to perform the Services, and (b) ADMINISTRATOR may refuse to perform a service set forth in such procedures if it reasonably concludes that performing such service would require additional registration or licensure.

3.6 CLAIMS. ADMINISTRATOR shall have only such authority to pay claims as is set forth in written procedures provided to it by the applicable CLIENT and as more fully described in the Agreement. ADMINISTRATOR shall not be called upon to (and shall have no responsibility to) establish any claims payment procedures, and shall have only such authority with respect to claims as is set forth in written procedures provided to it by the applicable CLIENT. Subject to changes in Applicable Law governed by Section 3.13(d), (a) in no event shall ADMINISTRATOR be called upon in such procedures to provide services with respect to claims that would require ADMINISTRATOR to be registered with any Governmental Entity other than such registration or licensure as is otherwise required to perform the Services, and (b) ADMINISTRATOR may refuse to perform a service set forth in such procedures if it reasonably concludes that performing such service would require additional registration or licensure.

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3.7      RELATIONSHIPS WITH INSUREDS. To the extent required by Applicable Law,
         ADMINISTRATOR shall, at the applicable CLIENT's expense, provide a written notice approved by CLIENT, such approval not to be unreasonably withheld, delayed, denied or conditioned, to each Insured advising them of the identity of and the applicable relationship among ADMINISTRATOR, SDI, the Insured and such CLIENT. If ADMINISTRATOR and/or SDI collect funds from an Insured for a CLIENT, ADMINISTRATOR and/or SDI shall provide the Insured or cause the Insured to be provided with all required and appropriate written notices and disclosures, including disclosure of the premium, deposit or other consideration charged or received by such CLIENT for the applicable insurance coverage or annuity product and all required confirmations under Rule 10b-10 under the Securities Exchange Act of 1934, as amended, or any successor provision, and any interpretations thereunder; PROVIDED that ADMINISTRATOR and/or SDI shall have no responsibility for determining what notices or disclosures are required or appropriate to be provided by CLIENT under such circumstances. Rather, such determinations shall be made by the CLIENT and communicated reasonably promptly to ADMINISTRATOR and/or SDI. Any Contracts, certificates, booklets, termination notices or other written communications delivered by such CLIENT to ADMINISTRATOR for delivery to its Insureds shall be delivered by ADMINISTRATOR reasonably promptly after receipt of instructions from such CLIENT to do so, unless otherwise so instructed by such CLIENT.

3.8 ERROR CORRECTION. Each CLIENT shall promptly notify ADMINISTRATOR and/or SDI, and ADMINISTRATOR and/or SDI shall promptly notify the applicable CLIENT, in writing of any error or mistake in any record, report, data, information or output related to this Agreement of which CLIENT, on the one hand, or ADMINISTRATOR or SDI, on the other hand, becomes aware and of which the other party reasonably should be made aware. To the extent practicable, such notice shall provide details of such error or mistake necessary for ADMINISTRATOR and/or SDI or the CLIENT, as the case may be, to identify and recreate such error or mistake. Upon discovery of any such error or mistake or receipt of any such notice, ADMINISTRATOR and/or SDI or the CLIENT, as the case may be, shall promptly correct such reported error or mistake. In the event that a CLIENT shall become aware that it has erroneously transmitted data or transmitted incorrect data, such CLIENT shall correct such data and retransmit the same. Each CLIENT shall be responsible and liable for the cost or expense of regenerating any output if such CLIENT shall have failed to transmit any such data. The Parties understand that many tasks to be performed hereunder have shared responsibility between the Parties and the Parties will cooperate in good faith to facilitate the performance of such tasks.

3.9 BACK-UP. ADMINISTRATOR shall make tapes, microfiche, images or other hardcopy backups containing copies of any and all CLIENT Books and Records (the "Back-Up Copies") and shall maintain the Back-Up Copies, each in accordance with the policies and procedures and for the time periods set forth in the records retention policy to be agreed upon by GS GROUP and ADMINISTRATOR ("Records Retention Policy"). GS GROUP, on the one hand, or ADMINISTRATOR or SDI, on the other hand, may from time to time amend or supplement such Records Retention Policy with the consent of the other Party, which consent shall not be unreasonably withheld, delayed, denied or conditioned, PROVIDED that the amending or supplementing Party shall bear all reasonable and documented costs and expenses incurred by the other Party in complying with such policy as so amended or supplemented, and PROVIDED, FURTHER, that no such amendment or modification by ADMINISTRATOR or SDI may lessen the protections afforded by EXHIBIT N as then in effect or adversely affect the applicable levels of service to be furnished hereunder. The Records Retention Policy shall set forth record retention requirements no less stringent than those imposed by Applicable Law so as to permit the Parties to be in compliance with Applicable Law relating to record retention, and shall require ADMINISTRATOR or SDI to retain records subject thereto, even if otherwise not required to do so because of the passage of time or otherwise, in the event of notice from GS GROUP or a CLIENT to the effect that retention is necessary in connection with a legal or regulatory action, proceeding or inquiry involving GS GROUP or a CLIENT. ADMINISTRATOR shall send the Back-Up Copies to the off-site storage facilities set forth in EXHIBIT D (collectively, the "Off-Site Facilities", each, an "Off-Site Facility"), and as amended and supplemented by ADMINISTRATOR and provided to CLIENTS from time to time, in compliance with such Records Retention Policy or to any other facility which ADMINISTRATOR may select to replace a current Off-Site Facility; PROVIDED, HOWEVER, that (1) ADMINISTRATOR shall notify each affected CLIENT of any proposed change in the location of or establishment of a new Off-Site Facility and (2) each new Off-Site Facility shall maintain at least the same level of security and security procedures which were maintained at the replaced Off-Site Facility and shall otherwise comply with the provisions of this Agreement and the Records Retention Policy. Upon any CLIENT's reasonable request, authorized personnel or designated representatives of such CLIENT shall be permitted access to the Off-Site Facilities during normal business hours subject to any reasonable security procedures or other restrictions in effect at the Off-Site Facilities at the time of the access. Upon the request of any CLIENT, ADMINISTRATOR shall as promptly as reasonably practicable, and in the case of paper records within 10 Business Days, make available to CLIENT a copy of such of the Back-Up Copies as such CLIENT shall request. The costs of producing any Back-Up Copies for such CLIENT shall be paid to ADMINISTRATOR by CLIENT as a Reimbursable Expense.

3.10 BUSINESS RESUMPTION PLAN. In accordance with EXHIBIT N, EXHIBIT F sets forth the procedures to be followed with respect to the continued provision of the Services and Brokerage Services in the event any facility, including for the avoidance of doubt any call center, used by ADMINISTRATOR in providing the Services or by SDI in providing the Brokerage Services is unavailable for use by ADMINISTRATOR or SDI because it has been destroyed, significantly damaged or is otherwise the subject of a disaster (the "Business Resumption Plan") to such an extent that ADMINISTRATOR is unable and expects for a substantial and material amount of time, as covered by its Business Resumption Plan, to be unable to provide any portion of one or more of the Services or Brokerage Services. ADMINISTRATOR and/or SDI may modify or change the Business Resumption Plan at any time; PROVIDED, HOWEVER, that such change or modification shall be reasonably acceptable to the GS GROUP and shall not adversely affect ADMINISTRATOR's or SDI's ability to restore or resume the provision of the Services or Brokerage Services. ADMINISTRATOR and/or SDI shall (1) test the Business Resumption Plan at least once every calendar year during the Term, beginning with calendar year 2006, and promptly advise CLIENTS of the test results, (2) consult with the GS GROUP regarding the priority to be given to the Services, in the case of ADMINISTRATOR, and Brokerage Services, in the case of SDI, during the pendency of any such disaster and (3) implement the Business Resumption Plan as and when relevant in the event of a disaster. ADMINISTRATOR and SDI agree to use best efforts to resume as promptly as practicable functions identified by CLIENT as critical to the Services or Brokerage Services. In the event that, at any time, ADMINISTRATOR is required to resume the businesses of other clients of ADMINISTRATOR in addition to that of any CLIENT hereunder, CLIENT's business shall, insofar as reasonable, either be the first to be resumed, or be included in the first group of businesses resumed simultaneously by ADMINISTRATOR. In the event that there are multiple CLIENTS as to which a business interruption has occurred as contemplated by this Section, the CLIENTS shall be resumed in a sequence to be determined by GS GROUP in its reasonable discretion and communicated to ADMINISTRATOR.

3.11     MODIFICATION.

         a. Subject to the express limitations hereof, ADMINISTRATOR shall have the right, at any time, and from time to time, to alter and modify its Facilities and Systems and any systems, programs, procedures or facilities used or employed in performing its duties and obligations hereunder and providing the Services, provided that no such alterations or modifications: (i) shall adversely affect levels of service being provided under an Agreement, or (ii) shall require CLIENT to incur any material additional expenses without the prior written consent of such CLIENT, subject to subsection (b) below. ADMINISTRATOR shall consult with CLIENT about any alternations or modifications that will require changes to CLIENT's facilities or systems.

         b. If ADMINISTRATOR's proposed alterations or modifications are the result of changes or requirements made by ADMINISTRATOR's suppliers or vendors (including changes in software or hardware), and ADMINISTRATOR has no commercially reasonable alternatives other than to make such alterations or modifications, CLIENT agrees, on 60 days' written notice to it from ADMINISTRATOR, to make such changes in its facilities or systems as are lawful and reasonably necessary to conform to ADMINISTRATOR's alterations and modifications.

         c. If ADMINISTRATOR's proposed alterations or modifications are not the result of changes or requirements made by its suppliers or vendors, CLIENT shall, upon 60 days' written notice to it from ADMINISTRATOR, make such changes in its facilities and systems to the extent that they are lawful and will not impose material cost on CLIENT.

3.12     ESTIMATES.

         a. If ADMINISTRATOR provides GS GROUP or a CLIENT with an estimate of the cost or timeframe for any third party administrator services to be provided by ADMINISTRATOR with respect to a prospective reinsured or otherwise acquired block of life insurance policies and/or annuity contracts or a prospective new life insurance or annuity subsidiary pursuant to this Agreement, the estimate will be made in good faith based on the information known to ADMINISTRATOR at the time of the estimate. However, except as otherwise agreed to by the Parties hereto, ADMINISTRATOR does not warrant or promise that estimates will be accurate, and estimates are not intended as price or performance guarantees. Quotations for prospective Work Assignments provided by ADMINISTRATOR to GS GROUP or a CLIENT will be considered furnished for a period of 120 days, following which the quotation will not be deemed operative and may not be relied upon by GS GROUP or the CLIENT, unless otherwise agreed by the Parties.

         b. Notwithstanding the foregoing, unless the Parties otherwise agree, ADMINISTRATOR guarantees that for any new reinsured or otherwise acquired block of life insurance and/or annuity contracts, or the life insurance and/or annuity business of a new CLIENT, to be administered by ADMINISTRATOR pursuant to this Agreement, assuming ADMINISTRATOR has had the opportunity to perform an amount of due diligence that ADMINISTRATOR reasonably considers satisfactory on such business, it will provide conversion services at costs that do not exceed by more than 10% the estimated cost and timeframe provided by ADMINISTRATOR at the conclusion of due diligence.

         c. Subject to Section 8.7, the Initial Work Assignment shall serve as a baseline for purposes of fee and charge quotations to be furnished by ADMINSTRATOR and SDI on new Work Assignments prior to the seventh anniversary of the date of this Agreement as among GS GROUP, ADMINISTRATOR and SDI. ADMINISTRATOR shall make reasonable efforts to quote fees and charges that are no higher than the fees or charges provided for under the baseline then in effect, if any. Notwithstanding the foregoing, in the event that ADMINISTRATOR provides a quotation that is materially higher than the baseline then in effect, if any, ADMINISTRATOR shall provide the GS GROUP with a reasonably detailed explanation, reasonably satisfactory to GS GROUP, of all such proposed adjustments relative to the baseline (and such other preceding Work Assignments as may be helpful for purposes of comparison) in connection with each quotation. For purposes of this subsection, it shall not be deemed unreasonable for a quoted fee or charge to exceed the applicable baseline, if any then be in effect, to the extent such excess is due to increases in ADMINISTRATOR's or SDI's input costs relative to those associated with the baseline, provided such increases can be documented to GS GROUP's reasonable satisfaction. Agreement upon a Work Assignment shall be conclusive evidence of agreement that adjustments reflected therein relative to the baseline are appropriate.

         d. ADMINISTRATOR may adjust its fees and charges upward for purposes of quotations on new Work Assignments relative to the baseline fees and charges to account for the effects of inflation insofar as they could have increased the fees and charges under the relevant baseline pursuant to the terms of Section 8.6 of this Agreement.

         e. CLIENT shall be entitled to a discount of the fees (excluding charges due pursuant to any list of standard rates set forth in a Work Assignment) that would otherwise apply by the following percentages based on the number of variable annuity and/or variable universal life insurance contracts that Affiliates of GS GROUP, including but not limited to CLIENT, contract with ADMINISTRATOR to administer following the Initial Work Assignment:

               ADDITIONAL NEW GS GROUP   PRICE REDUCTION ON     CUMULATIVE PRICE
                 VA OR VUL CONTRACTS          CONTRACTS       REDUCTION ON CONTRACTS
                 -------------------          ---------       ----------------------
                  100,000 - 250,000             1.25%                 1.25%
                  250,001 - 500,000             2.50%                 3.75%
                   500,001 - above              3.25%                 7.00%

         Such discounts shall be applied to fees in effect at the given time, and shall apply both to Work Assignments then in effect and Work Assignments entered into subsequently. Contracts shall count for purposes of the foregoing reduction as of the beginning of the calendar month following the actual transition of them for administration by ADMINISTRATOR.

         f. Unless otherwise agreed and specified by the Parties at the time of such due diligence, in performing its due diligence for an estimate in connection with a prospective Work Assignment, ADMINISTRATOR and SDI shall not be responsible for any factual investigation, including without limitation any investigation into the lawfulness of the design, offer, sale, issuance or prior administration of any Contract, on behalf of CLIENT or GS GROUP other than that required to develop the estimate in accordance with this Agreement and to determine the appropriate pricing for converting and administering the relevant business.

         g. Unless otherwise expressly stated, estimates shall be presumed to be based on the assumption and expectation that life insurance policies and/or annuity contracts the subject thereof will continue to be maintained on substantially the same basis as may be observed by ADMINISTRATOR for purposes of furnishing the estimate, and in any event on a reasonably current basis. Any costs reasonably incurred by ADMINISTRATOR and/or SDI as a result of the inaccuracy of such presumption shall be charged to CLIENT on a Time and Materials Basis.

3.13     CONFORMITY TO LAWS AND REGULATIONS; CHANGES IN APPLICABLE LAW.

         a. Each of ADMINISTRATOR and SDI shall comply with Applicable Law to the extent applicable to the Services (in the case of ADMINISTRATOR) or Brokerage Services (in the case of SDI). Each CLIENT shall comply with Applicable Law to the extent applicable to its obligations with respect to the provision of the Services and Brokerage Services. ADMINISTRATOR and SDI shall be responsible for identifying, interpreting and complying with the requirements of Applicable Law that apply to, respectively, ADMINISTRATOR in its capacity as the provider of Services and SDI in its capacity as the provider of Brokerage Services (E.G., licensing and registration and associated reporting requirements applicable to third-party administrators or broker-dealers). Each CLIENT shall be responsible for identifying, interpreting and complying with the requirements of Applicable Law that apply to such CLIENT's business activities, including those activities performed for such CLIENT by ADMINISTRATOR or SDI (E.G., premium collection, claims payment, regulatory filing) other than such requirements that are applicable to ADMINISTRATOR in its capacity as provider of Services and those applicable to SDI in its capacity as provider of Brokerage Services, and shall provide appropriate direction to ADMINISTRATOR and SDI with respect to ADMINISTRATOR's and SDI's compliance with such requirements.

         b. From time to time, any Party may present the other Parties with amendments to this Agreement required to maintain such Party's status as a third party administrator, broker-dealer or insurer, reinsurer, or servicer, as the case may be, or to conform this Agreement to Applicable Law. To the extent reasonable, the other Parties shall promptly execute and return such amendments; PROVIDED, HOWEVER, that any proposed amendment that provides for a reduction in the Applicable Level of Service shall be deemed not to be reasonable.

         c. ADMINISTRATOR and SDI, on the one hand, and each CLIENT, on the other hand, shall endeavor promptly to notify the other Party in writing of any changes in Applicable Law of which it becomes aware that apply to the other Party's business activities, it being understood that (i) such endeavor shall not impose upon any Party any duty of inquiry with respect to such changes affecting another Party, (ii) such Party shall not incur any liability for not providing such notification and (iii) failure to provide such notification shall not constitute a breach of this Agreement by such Party or release or excuse any Party from performance of any obligation under this Agreement or a Work Assignment. ADMINISTRATOR shall promptly notify each affected CLIENT in writing upon learning of any changes with respect to compliance requirements resulting from changes in Applicable Law that apply to (i) ADMINISTRATOR in its capacity as a third party administrator, or SDI in its capacity as a broker dealer, and that affect the Contracts, or (ii) the Services, in the case of ADMINISTRATOR, or Brokerage Services, in the case of SDI, and ADMINISTRATOR and SDI shall take all actions necessary to satisfy such requirements, subject to the terms of this Agreement. Each CLIENT shall promptly notify ADMINISTRATOR in writing upon learning of any changes with respect to compliance requirements resulting from changes in Applicable Law that apply to the Contracts of such CLIENT and that affect the provision of Services or Brokerage Services, and shall take all actions necessary to satisfy such requirements, subject to the terms of this Agreement.

         d. ADMINISTRATOR and SDI shall be responsible for any additional costs, charges or expenses, both one-time and recurring or ongoing, resulting from any change in Applicable Law applicable to (i) ADMINISTRATOR in its capacity as a third party administrator, or SDI in its capacity as a broker-dealer, or (ii) ADMINISTRATOR's provision of Services or SDI's provision of Brokerage Services to the extent affecting a discretionary determination by ADMINISTRATOR to provide the Services, or SDI to provide the Brokerage Services, in a particular manner, PROVIDED that, in the event of any change in Applicable Law materially restricting the ability of ADMINISTRATOR or SDI to outsource any part of the Services or Brokerage Services under a Work Assignment to locations outside of the United States, the Parties agree to negotiate in good faith a reasonable allocation of such costs, charges and expenses, to the extent that ADMINISTRATOR can reasonably demonstrate that the ability to outsource was a material factor in setting the rates under the Work Assignment. CLIENT shall be responsible for any such charges or expenses applicable to the Contracts, other than the fees and charges for which ADMINISTRATOR or SDI is responsible hereunder and any fees and charges applicable to such CLIENT in its capacity, if any, as insurer, reinsurer, administrator or servicer of the applicable Contracts.

3.14 BROKERAGE SERVICES. SDI shall perform any and all services to be provided pursuant to this Agreement that require registration as a broker-dealer so registered. Subject to changes in Applicable Law governed by Section 3.13(d), SDI shall not be required to provide any such services as would render it liable in any respect whatever as an underwriter or prime broker, it being understood that SDI's services shall generally consist of effecting transactions with mutual funds on behalf of CLIENTS (the "Brokerage Services"). The Brokerage Services to be provided by SDI to a CLIENT shall be set forth in the applicable Work Assignment.

3.15 OTHER STATE TPA REQUIREMENTS. The Parties to this Agreement acknowledge and understand that state insurance laws may provide additional rights to, and/or impose additional duties and obligations on, the Parties. EXHIBIT P sets forth each such state law not reflected in these General Terms and Conditions and describes the scope of the application of that state law to the Parties to this Agreement. To the extent an Applicable Law is inconsistent or conflicts with any other provision of this Agreement, the Applicable Law shall apply to its application to this Agreement.

3.16     VARIANCES.

         a. With respect to variable Contracts administered pursuant to a Work Assignment, in the event of a discrepancy or other error arising in the execution or recording of an investment transaction during the term, including a portfolio allocation or reallocation transaction (a "Variance"), ADMINISTRATOR shall, promptly upon learning of the Variance, (i) with respect to Variances resulting in a loss to an Insured, reconcile the Variance by crediting the applicable Insured's account such that the Insured shall not have lost any amounts as a result of the Variance (I.E., so that, following such reconciliation, the account has the same value that it would have had if the transaction had initially been processed correctly) and (ii) with respect to Variances resulting in a gain to an Insured, take such lawful actions as directed by CLIENT's then-current policy as to such Variances; PROVIDED, that, in the event that such policy is different in effect from ADMINISTRATOR's standard policy, such direction shall be treated as a change order under Section 3.2.

         b. Promptly after the end of each calendar month, ADMINISTRATOR shall furnish CLIENT a detailed, itemized report listing (a) Variances due to ADMINISTRATOR errors

         (each, a "Type A Variance") and (b) Variances that are not due to ADMINISTRATOR errors (each, a "Type B Variance"); provided that ADMINISTRATOR shall promptly notify CLIENT of any Variance from any discrepancy or other error that results in a net gain or net loss in excess of $5,000, whether a Type A Variance or a Type B Variance.

         c. Following the end of each calendar quarter, if there shall be a Net Loss, as defined below, from the Type A Variances that occurred during the quarter, then ADMINISTRATOR shall credit CLIENT for such amount of Net Loss on the next succeeding monthly invoice. "Net Loss" means the excess, if any, of losses from the Type A Variances that occur during a period over (i) gains from the Type A Variances that occur during the period (regardless of how gains are addressed for purposes of Section 3.16(a)) or (ii) if specified in the applicable Work Assignment, a threshold amount. A Type A Variance shall be deemed to occur on the date on which the transaction occurs that results in the discrepancy or other error. ADMINISTRATOR shall, as reasonably requested by CLIENT, assist CLIENT to recover Type B Variances that are the fault of a mutual fund unaffiliated with CLIENT.

3.17 TAX QUALIFICATION. ADMINISTRATOR shall monitor all payments received from Contract holders with respect to Contracts that are life insurance contracts to identify any such payments that might cause such a Contract to fail to satisfy the requirements of Code Section 7702(a). ADMINISTRATOR shall provide notices to Contract holders with respect to potential failures to satisfy such requirements in accordance with the applicable policies and procedures provided to ADMINISTRATOR by the applicable CLIENTS. ADMINISTRATOR shall notify the applicable CLIENTS of any changes to ADMINISTRATOR's systems and procedures used to monitor and notify Contract holders and shall provide CLIENTS with an opportunity to review such changes.

3.18 ADVERTISING. ADMINISTRATOR shall not, without the prior written consent of GS GROUP in each instance, use in advertising, publicity, or otherwise the name of the GS GROUP, any CLIENT, or any Affiliate of GS GROUP or any CLIENT, or any managing director, partner or employee of GS GROUP or any CLIENT, nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by GS GROUP or a CLIENT or any Affiliate of GS GROUP or any CLIENT; or represent, directly or indirectly, any product or any service provided by ADMINISTRATOR as utilized, approved or endorsed by GS GROUP or any CLIENT or any of their Affiliates. Notwithstanding the foregoing, ADMINISTRATOR and SDI may, in administering any call center and sending communications to Insureds in connection with Services (in the case of ADMINISTRATOR) or Brokerage Services (in the case of SDI), use the CLIENT name and related trade names.

3.19     PERSONNEL; SERVICE CENTERS

         a. The persons enumerated on a schedule of authorized personnel to be furnished to ADMINISTRATOR by each CLIENT upon execution of a Work Assignment (and included in or appended to such Work Assignment), as may be amended from time to time in writing by such CLIENT, are authorized to provide ADMINISTRATOR and SDI with instructions or directions on behalf of such CLIENT relating to the normal day-to-day provisions of the Services and Brokerage Services to be performed under the applicable Agreement. CLIENT shall promptly provide ADMINISTRATOR with written notice of any change of authority such persons.

         b. Set forth on EXHIBIT H are the positions of key personnel that will represent ADMINISTRATOR in dealings with CLIENTS and GS GROUP in connection with this Agreement. Prior to adding or removing individuals to or from the positions set forth on such EXHIBIT H, or adding or removing, or changing the nature of responsibilities of, positions listed on EXHIBIT H, from time to time, ADMINISTRATOR shall promptly provide GS GROUP with prior notice in writing of its proposal to add or remove such individuals or make such other changes and (in the case of additions of individuals or positions) shall give CLIENTS a reasonable opportunity to meet, investigate and interview such individuals, and such individuals shall not be added or removed without the prior written consent of the CLIENTS, which consent shall not unreasonably be withheld. In the event of an emergency (E.G., the sudden death of a person holding such a position), ADMINISTRATOR shall provide GS GROUP as prompt notice of such occurrence as reasonably practicable, may and shall appoint a Qualified person to the position or assign the duties of the position to one or more other positions on an interim basis so as to mitigate against interruption in service, and shall commence diligently to work to nominate a replacement for the position and/or seek the consent of GS GROUP permanently to reassign one or more of the duties of the position to one or more other positions.

         c. The Services shall be provided from the service centers identified in EXHIBIT I, which exhibit shall be modified from time to time to reflect changes in service centers occurring pursuant to
         Section 3.19(d) (each such service center, a "Service Center"), at the times specified in the applicable Work Assignments.

         d. ADMINISTRATOR may, at any time during the Term, provide the Services from another location or locations selected by ADMINISTRATOR (including, to the extent permitted by Applicable Law and after notifying and obtaining consent from the affected CLIENT as specified in Section 3.19(f), locations outside of the United States) that meet the security regulations contemplated by Section 3.19(e) and subject to the Business Resumption Plan contemplated by Section 3.10, as long as ADMINISTRATOR continues to perform Services in accordance with the Applicable Levels of Service. In the event that ADMINISTRATOR moves offshore operations back to the United States, ADMINISTRATOR shall bear all associated costs, unless such movement back to the United States is pursuant to a change in Applicable Laws as described in Section 3.13(d), in which case Section 3.13(d) shall apply.

         e. During the Term, ADMINISTRATOR shall maintain and enforce security regulations at the Service Centers that are (i) in accordance with the procedures set forth in EXHIBIT N, as amended and supplemented by CLIENTS and provided to ADMINISTRATOR from time to time, and (ii) at least as rigorous as those security procedures in effect at the Service Centers as of the date of this Agreement as among ADMINISTRATOR, SDI and GS GROUP. GS GROUP on the one hand, or ADMINISTRATOR or SDI on the other hand, may from time to time amend or supplement EXHIBIT N with the consent of the other Party, which consent shall not be unreasonably withheld, delayed, denied or conditioned, PROVIDED that the amending or supplementing Party shall bear all reasonable and documented costs and expenses incurred by the other Party in complying with such Exhibit as so amended or supplemented, and no such amendment or supplement made by ADMINISTRATOR or SDI may lessen the protections afforded by EXHIBIT N as in effect up to the time of such amendment or supplement or adversely affect the applicable levels of service to be furnished hereunder.

         f. ADMINISTRATOR and SDI shall neither provide the Services, in the case of ADMINISTRATOR, nor the Brokerage Services, in the case of SDI, from locations outside of the United States nor outsource any of the Services or Brokerage Services to third parties without the prior written consent of the GS GROUP, which consent shall not be unreasonably withheld, it being acknowledged by the GS GROUP that ADMINISTRATOR will outsource the performance of a portion of the work required to deliver the Services, as set forth on EXHIBIT G, to persons employed by a third party in India, who would remotely access the Facilities and Systems in order to perform such work, and that the price of Services hereunder is dependent on such outsourcing to the extent contemplated by ADMINISTRATOR. Notwithstanding the foregoing, no customer call center administered by ADMINISTRATOR or SDI under a Work Assignment shall be provided from any non-United States location or outsourced to any third party. If for any reason, ADMINISTRATOR shall at any time not be permitted by a CLIENT to outsource work to persons employed by a third party in India as set forth on EXHIBIT G, the Parties agree to negotiate in good faith a reasonable allocation of resultant increases in fees and costs.

         g. ADMINISTRATOR and SDI shall conduct, either directly or through independent investigation firms, background checks on prospective new personnel of ADMINISTRATOR and SDI in accordance with the procedures set forth in EXHIBIT N, and shall undertake the other actions set forth in EXHIBIT N in relation thereto. ADMINISTRATOR and SDI shall require all new employees to execute and be bound by the Code of Business Conduct and Ethics of Security Benefit Corporation and its affiliated companies, in the form attached hereto as ANNEX 3.19(g), as the same may be amended by the board of directors of Security Benefit Corporation from time to time; PROVIDED, that ADMINISTRATOR agrees to share any such proposed amendments with GS GROUP in advance and to consult with GS GROUP regarding any such proposed amendments. Neither ADMINISTRATOR nor SDI may hire any new prospective employee who is disqualified for any reason set forth in EXHIBIT E.

         h. ADMINISTRATOR and SDI acknowledge that GS GROUP maintains restrictions regarding the personal securities and commodities transactions and private investments of employees and certain of its vendors. As reasonably requested by GS GROUP from time to time, ADMINISTRATOR and SDI agree to use commercially reasonable efforts to obtain compliance by its employees and independent contractors who will be engaged in providing Services and Brokerage Services with all such reasonable restrictions as are communicated in writing from time to time by GS GROUP to ADMINISTRATOR.

4.       BOOKS AND RECORDS

4.1 COPY OF WRITTEN AGREEMENT. The original or a copy of the Agreement and all Work Assignments shall be retained as part of the official records of ADMINISTRATOR, SDI and CLIENTS for the duration of this Agreement and at least six years thereafter or such longer period as may be required under Applicable Law.

4.2 BOOKS AND RECORDS. ADMINISTRATOR and SDI shall establish and maintain facilities and procedures for the safekeeping of complete books and records of all transactions performed by ADMINISTRATOR and SDI on behalf of each CLIENT, including premiums or deposits received for the Contracts, premium taxes, agents' commissions for the Contracts, exchanges, changes in investment elections, additional contributions or investments, redemptions, administrators' fees, premium accounting, Contract billing and collections, financial accounting with respect to the Contracts, Contract services fees, policyholder claims and annuity payments paid on behalf of such CLIENT, withdrawals made with respect to Contracts, the Contract forms as supplied to ADMINISTRATOR by the CLIENT from time to time, check forms and facsimile signature imprinting devices, as supplied to ADMINISTRATOR by the CLIENT from time to time, if any, records required to be maintained under Rule 31a-1 and Rule 31a-2 under the Investment Company Act of 1940, as amended, and the identity and addresses of policyholders, annuityholders and certificateholders (collectively, "Books and Records"). All such Books and Records shall

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         be maintained in accordance with Applicable Law, including, if applicable, in accordance with ERISA, and to enable each CLIENT to complete its statutory annual financial statement filed with insurance regulators and to satisfy all other applicable regulatory requirements and prudent standards of insurance and broker-dealer record keeping. ADMINISTRATOR and SDI shall give CLIENTS written notice of at least 10 Business Days prior to the destruction of any Books and Records other than in accordance with the Records Retention Policy. Copies of Books and Records shall be maintained by ADMINISTRATOR and SDI for the longer of any period that may be required by Applicable Law and/or the Records Retention Policy, but for not less than seven (7) years from the end of the Term, unless a replacement third party administrator assumes, in writing and on terms reasonably acceptable to ADMINISTRATOR, responsibility to maintain such records for such period of time. Promptly following termination or expiration of an Agreement, ADMINISTRATOR shall deliver to the CLIENT, or to such other person as the CLIENT may designate, all Books and Records of all transactions performed in connection with such Agreement, provided that ADMINISTRATOR shall retain copies in accordance with the previous sentence. Such Books and Records shall be in a reasonably catalogued or indexed and reasonably accessible format when so delivered to the CLIENT. Notwithstanding the foregoing, ADMINISTRATOR need not make effort to return copies of materials, records, documents or property in electronic format insofar as stored on archival back-up tapes according to its normal electronic system back-up practices, on the condition that its personnel whose functions are not primarily information technology in nature shall not access such retained copies and its personnel whose functions are primarily information technology in nature shall access such copies only as reasonably necessary to restore information systems, except that such access limitation shall not apply insofar as access may reasonably be necessary for ADMINISTRATOR or SDI to prosecute or defend against any action related to its provision of Services or Brokerage Services under the Agreement.

4.3 OWNERSHIP OF BOOKS AND RECORDS. It is expressly understood and agreed that the Books and Records, but excluding information confidential to ADMINISTRATOR and SDI, shall be the sole property of the applicable CLIENT and that such property shall be held by ADMINISTRATOR or SDI, as agent, during the Term.

4.4 REGULATOR ACCESS TO BOOKS AND RECORDS. Notwithstanding the provisions of Article 14, any applicable federal or state regulator or self-regulatory organization (or other proper authority), including any Regulatory Authority, shall have full and free on-site access, during ordinary business hours, to review and audit the Books and Records, which shall be furnished to them in a form reasonably usable by them or as otherwise required by Applicable Law. Any trade secrets contained within the Books and Records shall remain confidential, but (notwithstanding Article 14 of this Agreement) may be used by a Regulatory Authority in proceedings instituted against ADMINISTRATOR. Notwithstanding Article 14 of this Agreement, a Regulatory Authority may (1) share nonpublic documents, materials or other information with other state, federal and international regulatory agencies, with the National Association of Insurance Commissioners and its affiliates and subsidiaries and with state, federal and international law enforcement authorities if the recipient agrees and warrants that it has the authority to maintain the confidentiality and privileged status of the documents, materials or other information; (2) receive documents, materials and other information from the National Association of Insurance Commissioners and its affiliates and subsidiaries and from regulatory and law enforcement officials of other jurisdictions and shall maintain as confidential or privileged any document, material or other information received with notice or the understanding that it is confidential or privileged under the laws of the jurisdiction that is the source of the document, material or other information; and
         (3) enter into agreements that govern the sharing and use of documents, materials and other information. A disclosure to or by the Regulatory Authority pursuant to this Section or as a result of sharing information pursuant to this Section is not a waiver of any applicable privilege or claim of confidentiality in the documents, materials or other information disclosed or shared. A Regulatory Authority may require ADMINISTRATOR to provide, on a quarterly basis in a form acceptable to the Regulatory Authority, additional information that is necessary for the protection of the public. Nothing herein shall prohibit a Regulatory Authority from releasing final, adjudicated actions including for cause terminations that are open to public inspection pursuant to state law to a database or other clearinghouse service maintained by the National Association of Insurance Commissioner or its affiliates; PROVIDED, HOWEVER, that CLIENT shall reimburse ADMINISTRATOR for the reasonable costs incurred by it or SDI of obtaining the requested information where the information is not readily available without research or generation of data or reports that is or are not normally generated by ADMINISTRATOR or SDI in the ordinary course of business.

4.5 CONTRACT TO TRUSTEE. When a Contract is issued to a trustee, a copy of the trust agreement and any amendments to the trust agreement shall be furnished to the applicable CLIENT by ADMINISTRATOR and shall be retained as part of the official records of ADMINISTRATOR and such CLIENT for a period of five (5) years after termination of the trust agreement, or for such longer period as may be required by Applicable Law.

4.6 SEGREGATION. ADMINISTRATOR and SDI shall at all times keep logically segregated the CLIENT data, Books and Records and items in process from those of ADMINISTRATOR's and SDI's other customers and from those of ADMINISTRATOR and SDI themselves.

4.7 ADDITIONAL INFORMATION. Each CLIENT shall, from time to time, provide ADMINISTRATOR with current forms of the Contracts, prospectuses, applications, and other related documents, the names and jurisdictions of license and/or registration of all insurance agents and representatives and broker-dealers authorized to sell or solicit the Contracts and such other additional information as ADMINISTRATOR shall reasonably request in connection with its provision of Services or SDI's provision of Brokerage Services.

4.8 ADDITIONAL RECORDS. ADMINISTRATOR and SDI shall keep detailed accounts and records of all activities carried out, and all costs and expenses incurred, by them in their performance of their obligations under this Agreement, including (a) records of Reimbursable Expenses and authorized expenses paid on behalf of CLIENTS, (b) records required to be made with respect to transactions performed on behalf of CLIENTS pursuant to Rule 17a-3 and Rule 17a-4 under the Securities Exchange Act of 1934, as amended, or any successor provisions to the foregoing, and
         (c) all other documents, reports, records, books, files, and other materials not included within the Books and Records which are created by ADMINISTRATOR and SDI to document their performance of this Agreement and the Services and Brokerage Services hereunder or regarding CLIENT's policyholders, annuityholders and certificateholders (collectively the "Additional Records"). ADMINISTRATOR and SDI shall preserve the Additional Records described in (b) for the periods required by such rules or such longer period as reasonably requested by CLIENT or in the event of any action, claim or proceeding to which a CLIENT is subject involving such records and shall preserve the Additional Records described in (a) and (c) during the Term and for a period of at least three years following the Term.

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4.9      CLIENT ACCESS TO BOOKS AND RECORDS AND ADDITIONAL RECORDS. CLIENT shall have full and free on-site access, upon twenty-four (24) hours notice to ADMINISTRATOR, during ordinary business hours, to review, in accordance with the provisions set forth in EXHIBIT N, Books and Records and Additional Records, which shall be furnished to the CLIENT in a form reasonably usable by the CLIENT or as otherwise required by Applicable Law. A CLIENT may conduct such reviews itself or with the assistance of a third party organization (PROVIDED, that the third party organization executes a confidentiality agreement that contains protections for Confidential Information comparable to this Agreement, and PROVIDED, FURTHER that such third party organization shall not be any Person that ADMINISTRATOR deems in its reasonable discretion to be a competitor in its third party administrator business or SDI's broker-dealer business). All such reviews shall be at CLIENT's expense and shall be performed in a manner intended to minimize disruption to the ADMINISTRATOR's and/or SDI's respective business. This Section 4.9 shall not create any right to conduct an audit of ADMINISTRATOR or SDI, and the rights of audit under the Agreement shall be governed by
         Article 16, PROVIDED that a CLIENT may utilize knowledge learned in exercise of its rights under this Section 4.9 as the basis for any audit pursuant to said Article 16, including an audit for good cause in addition to the maximum number of audits permitted for any time period.

5.       SYSTEMS AND PROPRIETARY RIGHTS

5.1 CLIENT'S PROPERTY. All documentation, records, information, materials and data of every kind and description that ADMINISTRATOR or SDI receives, directly or indirectly, from a CLIENT, a third party on behalf of CLIENT, or a customer of CLIENT is and shall remain the property of such CLIENT. All records and data of every kind and description that ADMINISTRATOR or SDI or a third party subcontractor generates in regard to transactions performed by ADMINISTRATOR and SDI on behalf of each CLIENT, or which are of a nature that would have been created by each CLIENT if the Services and Brokerage Services had not been outsourced pursuant to a Work Assignment, as opposed to records and data created by ADMINISTRATOR or SDI for the conduct of its own business (E.G., for management, operations, financial, accounting, or legal purposes), shall be the property of CLIENT.

5.2 ADMINISTRATOR'S PROPERTY. All documentation, records, information, materials and data of every kind that GS GROUP or a CLIENT receives, directly or indirectly, from ADMINISTRATOR, SDI or a third party on behalf of ADMINISTRATOR or SDI, other than CLIENT property pursuant to the terms of Section 5.1, is and shall remain the property of ADMINISTRATOR or SDI, as applicable.

5.3      INTELLECTUAL PROPERTY.

         a. Except as otherwise expressly provided herein, as between CLIENT and GS GROUP on the one hand and ADMINISTRATOR and SDI on the other, each Party shall remain (or shall be, whichever is applicable) the sole owner of all right, title and interest in all intellectual property, including all patents, copyrights, trademarks, service marks, trade names, trade secrets, and know-how, that has been or is developed or otherwise acquired by it, and no sharing of such intellectual property between the Parties shall confer upon the other Party ownership thereof or therein.

         b. If GS GROUP or CLIENT furnishes any suggestions, requests, ideas, designs, concepts, inventions, techniques, discoveries, improvements, or the like (collectively, "Ideas") to ADMINISTRATOR or SDI, and such Ideas are thereafter incorporated into the Software, systems, methodology and/or practices utilized by or on behalf of ADMINISTRATOR or SDI to conduct business (the "Service Platform"), GS GROUP or

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         CLIENT shall retain all intellectual property rights, to the extent they exist, in such Ideas; PROVIDED, HOWEVER, that except in the case where GS GROUP or CLIENT provides ADMINISTRATOR or SDI notice prior to such incorporation that the Idea is patented, copyrighted or a trade secret, GS GROUP or CLIENT hereby grants ADMINISTRATOR or SDI a worldwide, fully-paid, royalty-free, perpetual license to use such Idea in connection with such incorporation into the Service Platform and the provision of services using the Service Platform to other clients of ADMINISTRATOR and SDI (including Security Benefit Life Insurance Company and First Security Benefit Life Insurance and Annuity Company of New York).

5.4      LICENSING MATTERS; ESCROW.

         a. In the event that a CLIENT terminates a Work Assignment by reason of ADMINISTRATOR'S or SDI's insolvency pursuant to Section 7.6 hereof, by reason of a change of Control pursuant to Section 7.7 or for Cause pursuant to Section 7.5, ADMINISTRATOR and SDI do hereby grant to GS GROUP and CLIENT, subject to the provisions of Article 14 hereof, a non-exclusive license (with right of sublicense, except, in the case of a termination for change of Control pursuant to Section 7.7, to a Person reasonably considered by ADMINISTRATOR to be a competitor in its third party administration business) to use the Software which ADMINISTRATOR or SDI owns or has a license to use with right of sublicense for (i) in the case of insolvency, the longer of the remainder of the Term or one year and (ii) in the case of termination for change of Control or for Cause, one year, to perform the Services and Brokerage Services for the CLIENT with respect to the Contracts; PROVIDED, HOWEVER, that in the case of Software covered hereby as to which ADMINISTRATOR or SDI has a license, the license created by this subsection shall not extend beyond the remaining term of the license held by ADMINISTRATOR or SDI, as the case may be. To the extent that ADMINISTRATOR either owns or has the right to the source code for an element of the Software, this license grant includes the source code. Such license is intended by the Parties to fall within the scope of
         Section 365(n) of the United States Bankruptcy Code (Title 11 of U.S.
         Code). As to the Software which ADMINISTRATOR or SDI does not own or have a license with right to sublicense (including without limitation third party tools such as compilers and utilities used by ADMINISTRATOR and SDI in connection therewith), a list of such Software (the "Other Software List") will be maintained in escrow pursuant to Section 5.4(b). As to the Navisys Home Office Administration System, ADMINISTRATOR and SDI shall use commercially reasonable efforts (excluding the payment of additional license fees) to obtain from Navisys the right for GS GROUP and CLIENT to be able to use the version of such Software then used by ADMINISTRATOR for no less than one year, in the event of a termination as described above, to administer the Contracts. In connection with such use of the Navisys Software, CLIENT agrees to (i) pay any reasonable charges of Navisys for a new, additional copy of such Software, and (ii) comply with the terms of either (a) the applicable license agreement between ADMINISTRATOR and Navisys, or (b) such other license agreement as may be agreed between Navisys and CLIENT.

         b. ADMINISTRATOR and SDI shall maintain in escrow, pursuant to an escrow arrangement sponsored by ADMINISTRATOR (at ADMINISTRATOR's expense) with a mutually acceptable escrow agent, and participation or beneficiary agreements consistent herewith signed by GS GROUP and CLIENTS, no later than the date on which Contracts are being administered by ADMINISTRATOR (I.E., have been converted), the Other Software List, and a copy, as described in the next sentence, of the Software as to which ADMINISTRATOR or SDI owns or has a license to use with right of sublicense, in the

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         form used by ADMINISTRATOR and SDI from time to time to provide
         Services and Brokerage Services, and the source code from which such executable copy was compiled (except with respect to any third-party Software for which ADMINISTRATOR or SDI does not have source code). The escrow shall include Software source code (in the case of Software licensed by ADMINISTRATOR or SDI, to the extent possessed by ADMINISTRATOR or SDI), the Other Software List, the hardware used by ADMINISTRATOR or SDI and configurations thereof and any other components and other information that reasonably skilled programmers and other technicians would need to build and utilize the same applications in the same manner as ADMINISTRATOR or SDI in its provision of Services, in the case of ADMINISTRATOR, and Brokerage Services, in the case of SDI, to CLIENTS. All of the foregoing components (including the source and object code and the Other Software
         List) of the escrow shall be updated in escrow on each major release cycle and in any event not less frequently than once every 12 months. GS GROUP will bear all costs and expenses associated with their participation in the escrow arrangement to be established by ADMINISTRATOR pursuant to this Section 5.4(b). The escrow participation agreement shall provide that in the event of a termination upon change of Control of ADMINISTRATOR or SDI pursuant to Section 7.7, the CLIENT shall have the option of receiving a distribution of the escrowed property or requiring ADMINISTRATOR and SDI to provide Transfer Assistance Services in accordance with Section 7.9. In the event that Software that ADMINISTRATOR has a license to use, with right of sublicense, is distributed to GS GROUP pursuant to the escrow agreement contemplated hereby, GS GROUP agrees to be responsible for all licensing fees accruing from the date of such distribution to GS GROUP.

5.5 SOFTWARE. The Software is either owned by ADMINISTRATOR or SDI, or is under validly subsisting license to ADMINISTRATOR or SDI from third parties. ADMINISTRATOR and SDI shall be responsible for procuring and maintaining all Software used by ADMINISTRATOR and SDI in the performance of the Services and Brokerage Services.

6.       PAYMENTS AND COLLECTIONS

6.1 EFFECT OF ADMINISTRATOR'S RECEIPT OF PAYMENTS. The payment to ADMINISTRATOR or SDI of any premiums or charges for insurance or annuity contributions or investments by or on behalf of an Insured shall be deemed to have been received by the applicable CLIENT with respect to such Insured, and the payment of return premium, other consideration, claims or other contract payments or other amounts by such CLIENT to ADMINISTRATOR shall not be deemed payment to the Insured or claimant until such payments are received by such Insured or claimant.

6.2      PREMIUM AND OTHER DEPOSIT ACCOUNTS.

         a. CLIENT shall establish and maintain, as determined in consultation with ADMINISTRATOR and SDI in connection with transfer of the administration of the Contracts to ADMINISTRATOR and SDI, one or more bank accounts into which ADMINISTRATOR and SDI shall deposit, or cause to be deposited, all premiums, contributions, investments, and charges and other moneys collected or received by it on behalf of, for or as agent of CLIENT with respect to the Contracts. Neither ADMINISTRATOR nor SDI shall have any right under any circumstance to make any disbursements or withdrawals from any such deposit account, except to the extent that any account(s) contemplated to receive moneys as a result of the settlement of fund trades may also be designated by CLIENT as disbursement accounts for purposes of the making of payments in connection with the settlement of fund trades. For the avoidance of doubt,

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         the return of deposits to ADMINISTRATOR or SDI because the related check did not clear shall not be regarded as withdrawals or disbursements from deposit accounts by ADMINISTRATOR or SDI.

         b. In the event CLIENT for any reason requests ADMINISTRATOR to establish, and ADMINISTRATOR agrees to and does establish, a fiduciary bank account for CLIENT, ADMINISTRATOR shall withdraw funds from such account only for the following purposes: (i) remittance to CLIENT of funds to which CLIENT is entitled; (ii) deposit in an account maintained in the name of CLIENT; (iii) transfer to and deposit in a claims paying account with claims to be paid as required under Applicable Law and Section 6.3 of this Agreement; (iv) payment to a group policyholder for remittance to the insurer entitled to the funds; or (v) remittance of return premiums to the persons entitled to the funds; provided that in no event may ADMINISTRATOR pay any claim with funds withdrawn from a fiduciary bank account into which premiums or charges are deposited.

         c. If ADMINISTRATOR is required to be licensed or registered as a third party administrator in Nevada, then, funds relating to Nevada policyholders, annuityholders or certificateholders shall be deposited in an account established and maintained by CLIENT and located at a financial institution located in Nevada. CLIENT and ADMINISTRATOR shall cooperate with one another in good faith as may reasonably be necessary to comply with such requirement, potentially including establishing a deposit account in Nevada and consenting to ADMINISTRATOR's establishment of a related lockbox arrangement in Nevada.

6.3      DISBURSEMENT ACCOUNTS AND NSCC SECURITIES CLEARING ACCOUNT.

         a. CLIENT shall establish and maintain, as determined in consultation with ADMINISTRATOR and SDI, one or more bank accounts from which ADMINISTRATOR and/or SDI shall be authorized to, and shall (insofar as such accounts are funded by CLIENT), make disbursements and withdrawals, according to such written account guidelines as shall be reasonably agreed by the ADMINISTRATOR, SDI, and CLIENT in connection with transfer of the administration of the Contracts to ADMINISTRATOR and SDI, for purposes of performing the Services (E.G., to pay claims as directed by CLIENT pursuant to written instructions furnished pursuant to Section 3.6 or as CLIENT may otherwise direct, and to return premium overpayments) and Brokerage Services, respectively, for and on behalf of CLIENT (the "Account Guidelines") and otherwise as CLIENT may instruct in writing.

         b. CLIENT shall in addition be a member of and maintain a securities clearing account with the National Securities Clearing Corporation (the "NSCC") and shall, subject to NSCC consent, authorize SDI to effect transactions for CLIENT via such account in respect of mutual funds that both (1) settle through the NSCC and (2) serve as the investment vehicles for the variable Contracts.

         c. ADMINISTRATOR and/or SDI shall from time to time instruct CLIENT regarding funding of such disbursement accounts as necessary to ensure that sufficient funds are in the appropriate accounts to pay claims and other disbursements, and to settle mutual fund trades, all in respect of the Contracts. CLIENT shall fund such accounts as reasonably instructed by ADMINISTRATOR and/or SDI. Such instructions shall be furnished by ADMINISTRATOR and/or SDI, and such funding shall be effected by CLIENT, according to such procedures, including advance notice requirements, as ADMINISTRATOR, SDI, and CLIENT shall reasonably agree in connection with transfer of the administration of the Contracts to ADMINISTRATOR and SDI. Neither ADMINISTRATOR nor SDI shall be obligated to cover on behalf of a CLIENT any

                                       25
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         disbursement account funding shortfalls that result from a CLIENT's failure sufficiently to fund a disbursement account in accordance with their reasonable and timely funding instructions to the CLIENT; PROVIDED that a CLIENT shall, upon request, immediately reimburse, by wire, in accordance with wiring instructions furnished for such purpose, ADMINISTRATOR and SDI for any moneys they may elect to advance to cover a disbursement account funding shortfall, without interest.

6.4 FORM OF PAYMENTS. All claims, disbursements or payments paid by ADMINISTRATOR from funds collected on behalf of a CLIENT shall be paid only on checks, drafts or wire transfers of and as authorized in accordance with the Account Guidelines.

6.5 OPERATION OF ACCOUNTS. ADMINISTRATOR and SDI shall operate all disbursement accounts in accordance with the Account Guidelines.

6.6 RECORDS OF RECEIPTS. ADMINISTRATOR and SDI shall maintain a cash receipts register of all premiums or contributions or investments received. The minimum detail required in the register shall be date received and deposited, the mode of payment, the Contract number, name of policyholder, certificate-holder or annuityholder, individual premium or other consideration, other contributions or investment amounts and agent or other selling representative.

6.7 RECORDS OF DISBURSEMENTS. The description of a disbursement shall be in sufficient detail to identify the source document substantiating the purpose of the disbursement, and shall include all of the following:
         (i) the check number; (ii) the date of disbursement; (iii) the Person to whom the disbursement was made; (iv) the amount disbursed; and (v) ledger account number. If the amount disbursed does not agree with the amount billed or authorized, ADMINISTRATOR shall prepare a written record as to the application for the disbursement.

6.8 MONTHLY ACCOUNTING. ADMINISTRATOR shall render accounts to each CLIENT detailing all Contract-related transactions and remit all money due to such CLIENT under this Agreement to such CLIENT at least monthly. ADMINISTRATOR will periodically render an accounting to each CLIENT detailing all transactions performed by the ADMINISTRATOR pertaining to the business relating to the CLIENT. ADMINISTRATOR shall prepare and maintain monthly financial institution account reconciliations if such service is requested by a CLIENT.

6.9 CURRENCY. All transactions will be paid and reported in U.S. dollars. ADMINISTRATOR is under no obligation to accept premium or annuity payments, fees and charges in any currency other than U.S. dollars.

7.       TERM AND TERMINATION

7.1      TERM.

         The term of the Agreements (in each case, the "Term") shall be as set forth in this Section.

         a. This Agreement as among ADMINISTRATOR, SDI and GS GROUP shall remain in force and effect for so long as a Work Assignment is in effect or a prospective Work Assignment is the subject of active discussion by the Parties as a result of an estimate made pursuant to
         Section 3.12; PROVIDED, that notwithstanding the foregoing such Agreement shall remain in force and effect for a minimum period of two years from the date hereof.

         b. As among ADMINISTRATOR, SDI and a CLIENT party to a particular Work Assignment, the applicable Agreement shall have an initial term of ten (10) years commencing on the date of execution and delivery of the Work Assignment, unless a longer or shorter initial term shall be specified therein, and subject to early termination as

                                       26
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         hereinafter provided or as provided in the Work Assignment, and subject also to renewal of the Agreement. In the event of such early termination, the Term shall end on the effective date of such termination.

7.2      RENEWAL OF A WORK ASSIGNMENT.

         a. At least 15 months prior to the end of an Agreement (whether at the end of the initial term or a renewal term), ADMINISTRATOR shall give GS GROUP and the applicable CLIENT(s) written notice if ADMINISTRATOR and/or SDI desire to change any of the terms and conditions of or applicable to the Agreement. If CLIENT does not object at least one year prior to the end of the Agreement, the Agreement shall automatically renew for a period of three years following the end of the then-current term, amended as set forth in such notice. If a CLIENT objects and ADMINISTRATOR and SDI and the CLIENT do not reach a mutual written agreement on the changes proposed by ADMINISTRATOR and SDI, and/or any changes desired by the CLIENT, at least one year before the end of the Agreement, then the Agreement shall terminate at the end of the then applicable initial or renewal term thereof. If ADMINISTRATOR does not give GS GROUP and the applicable CLIENT(S) timely written notice of a desired change in terms and conditions as specified in this subsection, and neither Party elects to terminate the Agreement pursuant to Section 7.3, the Agreement shall automatically renew, on the same terms and conditions, for a period of one year following the end of the then-current initial or renewal term.

         b. At any time during the Term of an Agreement, a CLIENT and ADMINISTRATOR and SDI may renew the Agreement, subject to any changes upon which they may agree, at the end of the then-current term as mutually agreed by the Parties in writing.

7.3 ELECTION OF NON-RENEWAL AT END OF TERM. Any Party to an Agreement may affirmatively elect against renewal thereof as of the end of the then applicable initial or renewal term thereof by furnishing one year's or more advance written notice of non-renewal to the other Party.

7.4      CLIENT TERMINATION FOR CONVENIENCE AND REDUCTION OF SCOPE.

         a. Each CLIENT may terminate any applicable Agreement without cause prior to the scheduled end of the initial or renewal term of such Agreement only on notice to ADMINISTRATOR or SDI and on such terms as may be set forth in the applicable Agreement, and upon payment of the applicable Termination Charge set forth in the applicable Work Assignment. In the event that all Agreements in effect at any time have been so terminated, and no other prospective Work Assignment is the subject of active discussion by the parties as a result of estimates made pursuant to Section 3.12 hereof, this Agreement shall automatically terminate with no further action of any Party required.

         b. Notwithstanding the foregoing, any CLIENT may reduce the scope of any Service or Brokerage Service provided hereunder or pursuant to an Agreement, or remove specified Contracts or blocks of Contracts from the provision of one or more Services or Brokerage Services without payment of any Termination Charge, provided that the aggregate of all fees and charges payable under an Agreement shall not be less than the minimum set forth in the applicable Work Assignment notwithstanding any such reduction of Contracts, Services or Brokerage Services.

7.5      TERMINATION FOR CAUSE: EXTENSION OF TERMINATION DATE.

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         a.    Any Party may terminate an Agreement (with respect to a Work
         Assignment) for Cause upon written notice sent by certified mail to the other Party. Such termination shall be effective as of the date specified in such notice, which date shall be no later than the date that the then-current initial or renewal term would otherwise end; PROVIDED that in no event may ADMINISTRATOR's notice of termination be effective less than seven Business Days after CLIENT's receipt of such notice. "Cause" means the material breach of this Agreement by a Party or the material default by a Party in any of its duties and obligations hereunder, which breach or default remains uncured for thirty (30) days after the receipt of written notice thereof by the breaching or defaulting Party; provided, for the sake of clarity, that breach of or default in the performance of any Applicable Level of Service shall not be material unless and until (i) to the extent that the applicable Work Assignment sets forth a standard for "significant and chronic" breaches of Applicable Levels of Service, such standard has been breached, or
         (ii) if no such standard is set forth in the Work Assignment, the frequency or severity of such breaches or failures would reasonably be expected to materially adversely affect CLIENT's expected benefits from this Agreement, it being agreed that it shall constitute such a condition if such frequency or severity has caused or would reasonably be expected to cause (A) GS GROUP's or CLIENT's cost savings expected from the engagement of ADMINISTRATOR and SDI to be materially diminished, as reasonably demonstrated to ADMINISTRATOR, (B) material non-compliance with Applicable Law or (C) a material adverse change in Insured activity with respect to Contracts (such as lapses or surrenders). In addition, if any Party has one or more of its state or federal licenses suspended or revoked, or an event has occurred that is reasonably likely to result in suspension, revocation, impairment or limitation of any such license and, in either case, such suspension or revocation causes or would reasonably be likely to cause that Party not to be able to materially and lawfully perform its obligations hereunder, then any other Party may, by giving written notice, terminate a Work Assignment for Cause.

         b. In the event of a termination of a Work Assignment by ADMINISTRATOR or SDI for Cause, as a result of a change of Control pursuant to Section 7.7, or as a result of insolvency pursuant to
         Section 7.6, CLIENT may extend the effective date of termination for a single period of not more than one year by (a) delivering notice of such extension to ADMINISTRATOR and SDI (which notice, in the event of termination for Cause, must discuss the efforts made and to be made to cure the breach or default or to renew or obtain reinstatement of any license in question and must specify the period of extension of the termination date), and together therewith (b) tendering all amounts due to ADMINISTRATOR and SDI, plus two months' estimated fees and charges and Reimbursable Expenses (or, if a shorter period, estimated fees, charges and Reimbursable Expenses in respect of the period by which the Work Assignment is to be extended), both not less than two (2) Business Days prior to the date on which the Work Assignment would otherwise terminate. The CLIENT must thereafter continue diligently to cure and otherwise to perform under the Agreement and shall be required to pay estimated fees, charges and Reimbursable Expenses to ADMINISTRATOR for the Services and Brokerage Services in advance as ADMINISTRATOR shall reasonably determine and invoice, as well as any actual amounts due in excess of such estimates, failing any of which ADMINISTRATOR and/or SDI may terminate the Work Agreement immediately upon notice without further right of cure. CLIENT may suspend any underwriting authority of ADMINISTRATOR during the pendency of a dispute regarding the cause for termination of this Agreement.

7.6 TERMINATION FOR INSOLVENCY. If GS GROUP, any CLIENT or ADMINISTRATOR or SDI becomes or is declared insolvent or bankrupt, is the subject of any proceedings relating to

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         its liquidation, its insolvency or for the appointment of a receiver or similar officer for it, makes an assignment for the benefit of all or substantially all of its creditors or enters into an agreement for the composition, extension, or readjustment of all or substantially all of its obligations (such Party, the "Insolvent or Bankrupt Party"), then, unless the Insolvent or Bankrupt Party immediately gives adequate assurance of the future performance of this Agreement (including, in the case of GS GROUP, its guaranty pursuant to Section 8.2 hereof) to the reasonable satisfaction of the other Party, ADMINISTRATOR (in the event that a CLIENT is an Insolvent or Bankrupt Party) or the CLIENT(S) (in the event that ADMINISTRATOR is the Insolvent or Bankrupt Party), as applicable, may, by giving written notice thereof to the Insolvent or Bankrupt Party, terminate the applicable Agreement as of the date specified in such notice of termination; PROVIDED, HOWEVER, that in the event that a CLIENT is the Insolvent or Bankrupt Party, such termination shall not affect any other CLIENT, and the Agreements applicable to such CLIENTS shall remain in full force and effect in respect of all other such CLIENTS, and PROVIDED FURTHER that in the event that ADMINISTRATOR or SDI is the Insolvent or Bankrupt Party, and any CLIENT gives notice of termination under this Section 7.6, such notice shall be deemed to be delivered on behalf of all CLIENTS, and all Agreements shall be terminated. Such termination shall be effective as of the date specified in such notice, which date shall be no later than the date that the then-current initial or renewal term would otherwise end; PROVIDED that in no event may ADMINISTRATOR's notice of termination be effective less than seven (7) Business Days after CLIENT's receipt of such notice. For the purposes of this Section 7.6, voluntary filing of bankruptcy, or the involuntary filing of a petition of bankruptcy or commencement of insolvency proceedings not dismissed for ninety (90) days shall be considered becoming "bankrupt".

7.7      TERMINATION ON CHANGE OF CONTROL OR DIVESTITURE.

         a. In the event that ADMINISTRATOR or SDI undergoes a direct or indirect change of Control (a) to any entity deemed by the GS GROUP in its reasonable discretion to be a direct competitor of the insurance business and operations of any Affiliate of GS GROUP or with which an Affiliate of GS GROUP is at such time engaged in a material dispute, other than a change of Control to an Affiliate of ADMINISTRATOR or SDI not resulting in a change in ultimate Control of ADMINISTRATOR, or (b) that results, in the reasonable discretion of GS GROUP, in a material increase in credit or performance risk for GS GROUP or the CLIENTS, any CLIENT may elect to terminate the applicable Agreement by giving notice within thirty (30) days of its becoming aware of such change of Control. Such termination shall be effective as of the date specified in such notice, which date shall be no later than the date that the then-current initial or renewal term would otherwise end.

         b. In the event that CLIENT undergoes a direct or indirect change of Control (a) to any entity deemed by the ADMINISTRATOR in its reasonable discretion to be a direct competitor of the third party administration business and operations of ADMINISTRATOR, other than a change of Control to an Affiliate of CLIENT not resulting in a change in ultimate Control of CLIENT, or (b) that results, in the reasonable discretion of ADMINISTRATOR, in a material increase in credit or regulatory-compliance risk for ADMINISTRATOR or SDI, ADMINISTRATOR may elect to terminate the applicable Agreement by giving notice within thirty (30) days of its becoming aware of such change of Control. Such termination shall be effective as of the date specified in such notice, which date shall be no later than the date that the then-current initial or renewal term would otherwise end; provided that in no event may ADMINISTRATOR's notice of

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         termination be effective less than seven (7) Business Days after
         CLIENT's receipt of such notice.

7.8 EFFECT OF EXPIRATION OR TERMINATION. Upon the effectiveness of termination or expiration of the applicable Agreement, ADMINISTRATOR and SDI shall, as soon as reasonably practicable, invoice CLIENT for fees and expenses outstanding thereunder, and CLIENT shall pay ADMINISTRATOR and SDI all such outstanding fees and expenses promptly upon receipt of such invoice(s).

7.9      TRANSFER ASSISTANCE.

         a. During any period commencing (i) on the date of notice of non-renewal of an Agreement pursuant to Section 7.3, (ii) the date that is one year prior to the expiration of an Agreement, where ADMINISTRATOR has given GS GROUP and a CLIENT timely notice of a desire to change terms of the Agreement pursuant to Section 7.2(a) and no mutual written agreement has been made as to changes by such date as contemplated by such subsection, or (iii) notice of early termination of an Agreement, whichever is applicable, of a Work Assignment, and expiring at the end of the Term of such Agreement, ADMINISTRATOR and SDI shall provide to the relevant CLIENT all Services, in the case of ADMINISTRATOR, and Brokerage Services, in the case of SDI, (subject to terms and conditions set forth in this Agreement) and all reasonable assistance requested by such CLIENT in promptly and orderly moving all Services and Brokerage Services to such CLIENT or to a third party selected by such CLIENT, including providing CLIENT or its designee with services including unloading CLIENT's data from databases, delivering the data to CLIENT or its designee in a commercially reasonable electronic format, assisting with the loading of CLIENT's databases, assisting with any telecommunications turn-over, and assisting in the execution of a parallel operation until the commencement of services by the new administrator, and answering questions regarding the Services (collectively, the "Transfer Assistance Services"). Transfer Assistance Services provided by ADMINISTRATOR and SDI during the period specified above shall be at no cost to CLIENT; PROVIDED, HOWEVER, that if any Transfer Assistance Services provided by ADMINISTRATOR or SDI require ADMINISTRATOR or SDI to utilize resources or expend effort that ADMINISTRATOR or SDI would not otherwise have utilized or expended in the performance of Services or Brokerage Services for CLIENT, CLIENT shall pay ADMINISTRATOR for such usage or effort at ADMINISTRATOR's then-current commercially available costs for such Transfer Assistance Services. ADMINISTRATOR will invoice Transfer Assistance Services costs to CLIENT separately from the fees, charges, and Reimbursable Expenses payable with respect to Services or Brokerage Services under Article 8 hereof. If and to the extent CLIENT paid ADMINISTRATOR for Transfer Assistance Services in advance, ADMINISTRATOR will invoice CLIENT to the extent its actual costs of providing Transfer Assistance Services exceeded its estimate and shall promptly reimburse CLIENT to the extent its estimate exceeded its actual costs. As set forth in Section 5.4, in the event of a termination by a CLIENT because of a change of Control of ADMINISTRATOR or SDI pursuant to Section 7.7, the CLIENT shall have the option of receiving a distribution of the list of Software and other property escrowed thereunder or receiving Transfer Assistance Services hereunder.

         b. ADMINISTRATOR and SDI shall work in good faith, assist and cooperate, during the Transfer Assistance Services period, with third party service providers and consultants as reasonably requested and necessary so that administration of the Contracts can be transferred to the new administrator of the Contracts as of the end of the Term; PROVIDED THAT neither ADMINISTRATOR nor SDI shall be required to disclose any of its

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         Confidential Information to any such third parties or consultants nor to permit them access to its Facilities and Systems unless (i) such disclosure or access is necessary because there is no reasonable alternative to convert administration of the Contracts to their systems absent such disclosure or access, (ii) such disclosure or access is limited to that so necessary, and (iii) such limited disclosure or access is the subject of a confidentiality agreement reasonably satisfactory in all respects to ADMINISTRATOR and/or SDI, as applicable.

         c. Each CLIENT shall pay ADMINISTRATOR for all Services and Brokerage Services performed through the final date of the performance of such Services and Brokerage Services.

         d. Each Party shall be required to make all further payments payable to the other Party.

         e. Upon CLIENT's request, ADMINISTRATOR and/or SDI may, but shall not be required to, provide CLIENT with Transfer Assistance Services following the Term of an Agreement. All such post-expiration or -termination assistance shall be chargeable to CLIENT in accordance with a new Work Assignment to be entered into by the relevant Parties.

7.10 NOTICE OF TERMINATION AS REQUIRED BY APPLICABLE LAW. CLIENTS shall give ADMINISTRATOR such advance written notice of any termination or cancellation of an Agreement as required by Applicable Law. In addition, CLIENTS shall provide fifteen (15) days advance written notice to the Director of the Department of Insurance for the State of Arizona of any termination or cancellation or any other change in an Agreement as required by Arizona law (or any other state requiring similar notification).

7.11 SURVIVAL. All rights and liabilities accrued under an Agreement shall survive the expiration or termination of the Agreement. In addition, all provisions of an Agreement that by their terms provide for the exercise of rights or impose continuing obligations to perform after the expiration or termination of the Agreement, such as Sections 4.1, 4.2, 4.5, 4.8, 7.8, and 17.11 and Article 16, shall survive the expiration or termination of the Agreement for the periods, if any, set forth therein. Further, the following provisions shall also survive the expiration or termination of an Agreement: Sections 4.3, 4.4, 4.6, 5.1, 5.2, 5.3, 5.4, 8.1, 8.3, 8.4 and 8.5 and Articles 2, 9, 12, 13, 14
         (excluding Section 14.10), 15, and 17 (excluding Sections 17.1, 17.10 and 17.11 (except that Section 17.11 shall survive pursuant to the preceding sentence for the period specified therein)).

8.       FEES AND EXPENSES

8.1 FEES. Each CLIENT shall pay to ADMINISTRATOR upon receipt of ADMINISTRATOR's statement the fees and charges in the amounts as set out in the applicable Work Assignment in respect of Services and Brokerage Services furnished during the Term of the applicable Agreement. ADMINISTRATOR shall not receive commissions, fees, or charges contingent upon savings obtained in the adjustment, settlement and payment of losses covered by a CLIENT's obligations, but ADMINISTRATOR may receive compensation based on premiums or charges collected or the number of claims paid or processed. ADMINISTRATOR shall not receive from any CLIENT or any covered individual or beneficiary under a plan any compensation or other payments except as expressly set forth in a Work Assignment; PROVIDED, HOWEVER, that additional charges to Insureds may not be made by ADMINISTATOR for services to the extent those services have been paid for by a CLIENT.

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8.2      GS GROUP GUARANTY. GS GROUP shall enter into a guaranty substantially in the form attached hereto as ANNEX 8.2.

8.3 REIMBURSABLE EXPENSES. In addition to all other specified fees and charges herein, CLIENTS will reimburse ADMINISTRATOR for expenditures for Reimbursable Expenses incurred by ADMINISTRATOR or SDI. With respect to Reimbursable Expenses, as an agent of each CLIENT, ADMINISTRATOR shall disclose to such CLIENT all charges, fees, commissions, rebates, discounts and other payments directly received by ADMINISTRATOR or SDI from service providers in connection with the provision of the Services or Brokerage Services for such CLIENT, and any such payments shall be credited to such CLIENT.

8.4 INVOICING; PAYMENT TERMS. ADMINISTRATOR shall invoice CLIENT on or about the first business day of each month for all fees due for Services and Brokerage Services to be rendered in that month and, to the extent then known, for all Reimbursable Expenses not previously invoiced. Each invoice shall state the basis for such fees and expenses included thereon, and shall comply with the requirements of Section 8.5(g). Such CLIENT shall pay the undisputed portion of all invoices within 45 days of receipt excluding amounts disputed in good faith by such date. Amounts not paid when due shall accrue a late charge at the rate of the prime interest rate published by THE WALL STREET JOURNAL in its most recent edition prior to CLIENT's receipt of such invoice plus two percentage points, prorated per month (but in no event to exceed the highest lawful rate of interest), calculated from the date that such payment is due until date of payment, unless disputed in good faith. Neither the failure of ADMINISTRATOR to deliver an invoice for charges incurred in respect of an Agreement nor any error in the amount billed by ADMINISTRATOR for such charges shall constitute a waiver by ADMINISTRATOR of a CLIENT's obligation to pay such charges.

8.5      TAXES.

         a. Prices in Agreements do not include any applicable sales, use, ad valorem or similar taxes (each, a "Sales Tax" and collectively, "Sales Taxes") regardless of the taxing authority. Each CLIENT shall pay applicable Sales Taxes on the fees payable under an Agreement unless there is an applicable exemption from such Sales Tax. To the extent ADMINISTRATOR or SDI is required by law to collect such Sales Taxes, one hundred percent (100%) of such Sales Taxes shall be added to invoices as separately stated charges and paid in full by the CLIENT, unless such CLIENT is exempt from such Sales Taxes and furnishes ADMINISTRATOR with a certificate of exemption. ADMINISTRATOR and SDI shall be responsible for all taxes imposed on their respective income, franchise or property and ADMINISTRATOR and SDI shall be responsible for all taxes and all obligations to withhold taxes with respect to their respective employees providing Services, in the case of ADMINISTRATOR, and Brokerage Services, in the case of SDI, to a CLIENT.

         b. If a CLIENT disagrees with ADMINISTRATOR's or SDI's determination that any Sales Tax is due with respect to Services or Brokerage Services provided hereunder, such CLIENT shall have the right to seek an administrative determination from the applicable taxing authority, or, alternatively, such CLIENT shall have the right to contest any asserted claim for such Sales Taxes, subject to its agreeing to indemnify ADMINISTRATOR and SDI for the entire amount of such contested Sales Tax (including any associated interest and/or late penalties) should such Sales Tax be deemed applicable. ADMINISTRATOR and SDI agree to reasonably cooperate with a CLIENT in the event such CLIENT determines to contest any such Sales Taxes.

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         c.    A CLIENT, on the one hand, and ADMINISTRATOR and SDI, on the other hand, shall promptly inform each other in writing of any assertion by a taxing authority of additional tax liability with respect to said Services or Brokerage Services provided hereunder. Any legal proceedings or any other action against ADMINISTRATOR or SDI and with respect to such asserted liability shall be under ADMINISTRATOR's direction, PROVIDED that ADMINISTRATOR informs such CLIENT of all material developments and FURTHER PROVIDED, that if the resolution or settlement of such proceeding or action could cause such CLIENT to pay any additional Sales Taxes or other amounts under this Agreement, such CLIENT may at its option and expense participate in and jointly control with ADMINISTRATOR such proceeding or action with ADMINISTRATOR's cooperation. Any legal proceedings or any other action against such CLIENT and with respect to such asserted liability shall be under such CLIENT's direction, provided such CLIENT informs ADMINISTRATOR of all material developments; and FURTHER PROVIDED that, if the resolution or settlement of such a proceeding or action could cause ADMINISTRATOR or SDI to pay any amounts, ADMINISTRATOR may at its option and expense participate in and jointly control with the CLIENT such proceeding or action with CLIENT's cooperation. In any event, the CLIENT and ADMINISTRATOR and/or SDI, as appropriate, shall fully cooperate with each other as to the asserted liability. Each Party shall bear all the reasonable costs of any action undertaken by the other at that Party's request.

         d. If any Sales Taxes payable by a CLIENT that are required to be collected by ADMINISTRATOR or SDI pursuant to Section 8.5(a) are not invoiced by ADMINISTRATOR or SDI (or are invoiced on a date such that such CLIENT and ADMINISTRATOR or SDI are not reasonably able to deliver the amount of such Sales Taxes to the relevant taxing authority in a timely fashion), and it is ultimately determined that such Sales Taxes are due and payable, then such CLIENT shall reimburse ADMINISTRATOR for the amount of such Sales Taxes; PROVIDED that in such event ADMINISTRATOR shall indemnify such CLIENT from any and all interest and other penalties assessed as a result of such Sales Taxes not being paid in a timely manner.

         e. No CLIENT shall be required to pay or otherwise be liable or responsible for, and ADMINISTRATOR shall indemnify, defend and hold harmless such CLIENT against, any penalty, additional tax, costs or interest that may be assessed or levied by any taxing authority as a result of the failure of ADMINISTRATOR to file any return, form, or information statement that may be duly required from ADMINISTRATOR by such taxing authority or to pay any tax amounts collected from such CLIENT hereunder, unless such failure is caused by failure of such CLIENT to provide necessary information, upon request, to ADMINISTRATOR or to timely pay any Sales Tax amounts, upon request, to ADMINISTRATOR that such CLIENT is required to pay to ADMINISTRATOR pursuant to this
         Section 8.5 for payment to the applicable taxing authority. No CLIENT shall be required to pay or otherwise be liable or responsible for, and SDI shall indemnify, defend and hold harmless each CLIENT against, any penalty, additional tax, cost or interest that may be assessed or levied by any taxing authority as a result of the failure of SDI (1) to file any return, form, or information statement that may be duly required from SDI by such taxing authority or (2) to pay any tax amounts collected from such CLIENT, unless such failure is caused by failure of such CLIENT to provide necessary information, upon request, to SDI or timely to pay any Sales Tax amounts, upon request, to SDI that such CLIENT is required to pay to SDI pursuant to this Section 8.5 for payment to the applicable taxing authority.

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         f.    If ADMINISTRATOR or SDI receives a refund as a result of a payment by a CLIENT under this Section 8.5, then ADMINISTRATOR shall credit CLIENT an amount equal to such refund on its next invoice to CLIENT for fees and charges.

         g. Any and all invoices from ADMINISTRATOR to a CLIENT shall comply with the requirements of each relevant taxing authority and shall contain data sufficient under applicable law to enable the CLIENT to obtain appropriate credit if available under the law for any Sales Taxes charged on such invoices. Each invoice from ADMINISTRATOR to a CLIENT shall set forth separately, the per-Contract fees, the amounts due for any Services or Brokerage Services provided for which payment is not covered by the per-Contract fees, a description of such other services provided, the date or dates on which such services were provided, the amount of Sales Taxes that ADMINISTRATOR and SDI are collecting and the amounts upon which Sales Taxes are collected and the basis thereof. If any Sales Taxes are assessed on ADMINISTRATOR's provision of Services and/or SDI's provision of Brokerage Services to a CLIENT, ADMINISTRATOR shall segregate all invoices between taxable and nontaxable services. ADMINISTRATOR is responsible for collecting any Sales Taxes from CLIENT in accordance with applicable law and remitting such Sales Taxes to the applicable taxing authority in accordance with Applicable Law.

         h. If a CLIENT believes that it is required under applicable law to deduct or withhold any taxes ("Withholding Taxes") from or in respect of a payment to ADMINISTRATOR or SDI hereunder, it will notify ADMINISTRATOR or SDI, as appropriate, in a timely manner. The CLIENT may deduct and withhold any Withholding Tax that such CLIENT reasonably determines is required by Applicable Law to be deducted and withheld at the lowest rate statutorily permitted, and may make any payment to ADMINISTRATOR or SDI pursuant to an Agreement net of such Withholding Tax. Any Withholding Tax so deducted and withheld shall be treated for all purposes of an Agreement as a payment duly and timely made by such CLIENT to ADMINISTRATOR or SDI, as appropriate. ADMINISTRATOR and/or SDI, as appropriate, shall provide such CLIENT such forms or other documentation as may be required to establish any reduction in or exemption from any such Withholding Tax.

8.6 INCREASES TO FEES AND CHARGES. Unless otherwise expressly specified in a Work Assignment with respect to fees and charges that apply to the Agreement constituted by that Work Assignment, ADMINISTRATOR reserves the right on thirty (30) days' written notice to a CLIENT to increase any fees and charges charged by ADMINISTRATOR or SDI under the Agreement, subject to this Section 8.6. ADMINISTRATOR or SDI may not increase its fees or charges pursuant to this section more frequently than once every twelve (12) months, and no such increase shall occur prior to December 31, 2006. No fee increases pursuant to this section shall exceed the increase in the United States Department of Labor Consumer Price Index -- All Urban Consumers (1982-84 = 100) since the later of (a) the date of the Agreement or (b) the date of the last increase for such fee pursuant to this section.

8.7 MOST FAVORED CUSTOMER. ADMINISTRATOR shall treat GS GROUP and/or the CLIENTS as its most favored customers in connection with bids by ADMINISTRATOR to GS GROUP and/or CLIENTS, on the one hand, and to one or more other clients or prospective clients, on the other hand, on the same prospective new third party administration business, in the following manner: In the event ADMINISTRATOR or SDI is engaged to provide bid assistance services to an un-Affiliated third party similar to those being provided to GS GROUP or a CLIENT in connection with the same block of U.S. annuity contracts and/or variable life insurance policies, they shall reasonably and endeavor in good faith to quote the GS GROUP fees and charges at least as favorable to the prospective client on a new

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         Work Assignment with respect thereto that they quote for such other party, as determined without giving effect to such adjustments as shall be appropriate, including the baseline limitation set forth in Section
         3.12 and any volume discounts to which the GS GROUP may be entitled and to which the third party may not be entitled. If the GS GROUP has reason to believe that ADMINISTRATOR and SDI may have breached their duty to the GS GROUP under the preceding sentence, the GS GROUP may designate an independent, qualified third party (who may not be a competitor of ADMINISTRATOR, SDI or any of their Affiliates and who shall otherwise be reasonably acceptable to ADMINISTRATOR and SDI) to audit compliance by ADMINISTRATOR and SDI with their obligations to the GS GROUP under such sentence; PROVIDED that such designee must first agree in writing, to the reasonable satisfaction of ADMINISTRATOR and SDI, to maintain any and all information disclosed to it in connection with such audit strictly confidential, even from the GS GROUP insofar as such information relates to any agreement ADMINISTRATOR or SDI may have with any third party or any services they may have performed for, including any quotation they may have given to, a third party or disclosure of which to a third party or the GS GROUP might otherwise cause ADMINISTRATOR or SDI to violate a duty of confidentiality to a third party; and PROVIDED FURTHER that the right of GS GROUP to cause an audit to be commenced pursuant hereto shall be limited to quotations furnished within the twenty four (24) months preceding notice of the audit, and PROVIDED YET FURTHER that no quotation shall be subject to audit more than once.

9.       ADJUSTMENTS TO CHARGES

9.1 AUDIT OF CHARGES. In addition to any CLIENT's rights under Article 16 hereof (but subject to the limitations therein as to assistance by third party organizations with an audit and to Section 16.5), upon at least thirty (30) days' notice from such CLIENT and no more than once during any calendar year (unless the previous audit revealed a material discrepancy), ADMINISTRATOR and SDI shall provide such CLIENT with access to all applicable financial records and supporting documentation in respect of its charges to such CLIENT pursuant to Agreements for that CLIENT during the preceding twenty four (24) months (excluding any that were earlier furnished by ADMINISTRATOR and SDI for audit) that are reasonably necessary to verify such charges for such months (excluding any already audited). If, as a result of such an audit, such CLIENT determines that ADMINISTRATOR or SDI has overcharged such CLIENT, such CLIENT shall notify ADMINISTRATOR of the amount of such overcharge and ADMINISTRATOR shall promptly pay to such CLIENT the amount of the overcharge, plus interest at the rate of the prime rate published by THE WALL STREET JOURNAL in its most recent edition prior to the time of such payment plus two percentage points, prorated per month (but in no event to exceed the highest lawful rate of interest), calculated from the date of payment of the overcharged amount until the date of payment to such CLIENT, unless disputed in good faith. All Confidential Information of ADMINISTRATOR and/or SDI obtained as a result of any monitoring, audits or inspections pursuant to this
         Section 9.1 shall be held by such CLIENT in accordance with the provisions of Article 14. CLIENTS shall not have access to ADMINISTRATOR's, SDI's or their Affiliates' locations or proprietary data or to ADMINISTRATOR's or SDI's customer locations or proprietary data; PROVIDED that any CLIENT may have access to appropriate portions of ADMINISTRATOR's or SDI's locations or proprietary data used to perform the Services, in the case of ADMINISTRATOR, and Brokerage Services, in the case of SDI, and to the Off-Site Facilities, to the extent reasonably necessary to audit ADMINISTRATOR's and/or SDI's charges pursuant to a Work Assignment.

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9.2      UNDERCHARGES. If, as a result of an internal audit of its charges to any CLIENT, ADMINISTRATOR determines that it has undercharged such CLIENT for Services provided by it or Brokerage Services provided by SDI performed within twenty four (24) months of such internal audit, ADMINISTRATOR or SDI, as appropriate, may provide such CLIENT with an invoice in respect of such amount. Any such invoice shall include evidence that the amount was not charged to such CLIENT previously. Upon receipt of this information and evidence, CLIENT shall promptly pay to ADMINISTRATOR the amount of the undercharge.

10.      REPRESENTATIONS, WARRANTIES AND COVENANTS OF ADMINISTRATOR AND SDI

10.1 CORPORATE EXISTENCE. Each of ADMINISTRATOR and SDI represents and warrants to GS GROUP and the respective CLIENTS that it is a corporation duly organized and existing and in good standing under the laws of its jurisdiction of incorporation.

10.2 CORPORATE CAPACITY. Each of ADMINISTRATOR and SDI represents and warrants to GS GROUP and the respective CLIENTS that it is empowered under Applicable Laws and by its charter and bylaws to enter into and perform each Agreement constituted hereby or by a Work Assignment(s), and the Services, in the case of ADMINISTRATOR, and Brokerage Services, in the case of SDI, contemplated therein and herein.

10.3 CORPORATE AUTHORITY. Each of ADMINISTRATOR and SDI represents and warrants to GS GROUP and the respective CLIENTS that all requisite corporate proceedings have been taken to authorize it to enter into and perform each Agreement constituted hereby or by a Work Assignment(s), and the Services, in the case of ADMINISTRATOR, and Brokerage Services, in the case of SDI, contemplated herein.

10.4 GOVERNMENTAL ENTITIES. Each of ADMINISTRATOR and SDI represents and warrants to GS GROUP and the respective CLIENTS that no approval, authorization or consent of any Governmental Entity is required to be obtained or made by it in order for such party to enter into and perform any of its obligations under any Agreement constituted hereby or by a Work Assignment(s) other than those that have already been obtained.

10.5 AUTHORIZATIONS. ADMINISTRATOR and SDI represent, warrant and covenant to GS GROUP and the respective CLIENTS that each of it has and shall have all necessary rights, registrations, authorizations and/or licenses to perform all of its obligations under this Agreement, including all such rights, authorizations and/or licenses necessary to use and incorporate any third party software used in the performance of the Services, in the case of ADMINISTRATOR, and Brokerage Services, in the case of SDI, for such CLIENT. ADMINISTRATOR and SDI have made available to GS GROUP and the respective CLIENTS true and complete copies of all such licenses and registrations for their review, and covenants that, upon the request of GS GROUP or any CLIENT from time to time during the Term of an Agreement, it shall make available, at reasonable times and locations, true and complete copies of all such licenses and registrations as in effect at such time, for such CLIENT's review.

10.6 COMPLIANCE. ADMINISTRATOR and SDI represent, warrant and covenant to GS GROUP and the respective CLIENTS that each of ADMINISTRATOR and SDI has complied and will continue to comply with all Applicable Laws, including all laws and regulations with respect to the operation of its business, and in the administration of the Contracts and the provision of the Services, in the case of ADMINISTRATOR, and Brokerage Services, in the case of SDI, and it has and will continue to make all required filings with regulatory agencies in connection with their status as a third-party administrator or broker-dealer, as

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         the case may be, except where the failure to so comply or to make such filings would not reasonably be expected to materially impair such Party's ability to perform its obligations hereunder.

10.7 PERSONNEL. ADMINISTRATOR and SDI represent, warrant and covenant to GS GROUP and the respective CLIENTS that the Services, in the case of ADMINISTRATOR, and Brokerage Services, in the case of SDI, shall be rendered by personnel reasonably qualified by training and experience, and if necessary, duly licensed, to perform the tasks assigned to them.

10.8 ACCESS TO EMPLOYEES. Each of ADMINISTRATOR and SDI covenants to GS GROUP and the respective CLIENTS that it shall provide upon request of any CLIENT reasonable access to its knowledgeable employees and independent contractors that may be required in the performance or receipt of the Services, in the case of ADMINISTRATOR, and Brokerage Services, in the case of SDI. The CLIENT shall reimburse ADMINISTRATOR for all reasonable and documented out-of-pocket costs and expenses incurred by ADMINISTRATOR or SDI in providing such access. ADMINISTRATOR and SDI shall not be required to provide access hereunder if to do so would be materially disruptive to their provision of Services or Brokerage Services under the Agreements.

10.9 SERVICES AND BROKERAGE SERVICES WILL NOT INFRINGE. ADMINISTRATOR and SDI represent, warrant and covenant to GS GROUP and the respective CLIENTS that, to the best of their knowledge, the Services, in the case of ADMINISTRATOR, and Brokerage Services, in the case of SDI, do not and will not infringe upon or otherwise violate the intellectual property or proprietary rights of any person.

10.10 SOFTWARE WILL NOT INFRINGE. ADMINISTRATOR and SDI represent, warrant and covenant to GS GROUP and the respective CLIENTS that to the best of their knowledge the Software does not and will not infringe upon or otherwise violate the intellectual property or proprietary rights of any third party.

10.11 FACILITIES. ADMINISTRATOR and SDI represent, warrant and covenant to GS GROUP and the respective CLIENTS that ADMINISTRATOR and SDI have and will continue to have and maintain reasonably necessary personnel and Facilities and Systems to perform its duties and obligations as set forth under this Agreement and as required by this Agreement.

10.12 BOND AND INSURANCE REQUIREMENTS. ADMINISTRATOR and SDI represent, warrant and covenant to GS GROUP and the respective CLIENTS that whenever required by Applicable Law or regulation to maintain a bond or deposit with a regulatory authority, ADMINISTRATOR and SDI shall maintain a deposit or a bond in favor of such authority, to be held in trust for the benefit and protection of CLIENTS and the Insureds whose monies ADMINISTRATOR and SDI, or such other assignee handles, and, in addition, shall comply with any other bond and insurance requirements of Applicable Law.

10.13    ERRORS AND OMISSIONS; FIDELITY BOND; OTHER INSURANCE.

         a. ADMINISTRATOR and SDI each represent, warrant and covenant that it now has and will maintain, throughout the Term of this Agreement, insurance coverage for errors and omissions liability in amounts not less than $5 million per claim and not less than $5 million in the aggregate, with an insurer rated A or above by A.M. Best & Co. that is authorized (whether on an admitted or non-admitted basis) to do business in the jurisdictions from which ADMINISTRATOR or SDI is performing the Services and Brokerage Services, respectively.

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         b.    ADMINISTRATOR and SDI will maintain a fidelity bond covering all employees, in an amount of $5,000,000, with an insurer rated A, or above, that is authorized (whether on an admitted or non-admitted basis) to do business in the jurisdictions from which ADMINISTRATOR or SDI is performing the Services and Brokerage Services, respectively.

         c. ADMINISTRATOR and SDI will maintain (i) Commercial General Liability Insurance (including contractual liability coverage) in an amount not less than $1,000,000 each occurrence and not less than $1,000,000 in the aggregate, (ii) Excess Liability Insurance (Umbrella
         Form) in an amount not less than $9,000,000 each occurrence and not less than $9,000,000 in the aggregate, (iii) Commercial Automobile Liability Insurance in an amount not less than $1,000,000 combined single limit, (iv) Workers' Compensation Insurance in the amount required by Applicable Law and (v) Employer's Liability in an amount not less than $100,000 bodily injury each accident and not less than $100,000 bodily injury by disease, each employee, $500,000 disease policy limit. Each of the coverages mentioned in this Section 10.13(c) shall be with an insurer rated A, or above, that is authorized (whether on an admitted or non-admitted basis) to do business in the jurisdictions from which ADMINISTRATOR or SDI is performing the Services and Brokerage Services, respectively.

         d. ADMINISTRATOR and SDI shall furnish or cause to be furnished each CLIENT with a certificate of insurance showing coverage in such amounts and, if the policies are to be cancelled, renewed or materially altered as to affect coverage for ADMINISTRATOR or SDI, provide at least thirty
         (30) days' written notice prior to any such cancellation, renewal or alteration. Any CLIENT's failure to notify ADMINISTRATOR or SDI or otherwise take remedial action following ADMINISTRATOR's or SDI's failure to deliver satisfactory evidence of coverage shall not be construed as a waiver of its right under this Section 10.13(d) to have such insurance in place or a release of ADMINISTRATOR or SDI from its obligation to provide the required insurance coverage hereunder. Receipt by a CLIENT of a non-conforming certificate of insurance does not constitute acceptance. ADMINISTRATOR's or SDI's failure to comply with the terms of this Section 10.13(d) shall be considered a material breach of this Agreement.

         e. Any such required insurance coverage may be in the form of coverage maintained by a parent corporation under which ADMINISTRATOR or SDI is covered as an insured.

11.      REPRESENTATIONS, WARRANTIES AND COVENANTS OF GS GROUP AND CLIENTS

11.1 CORPORATE EXISTENCE. Each of GS GROUP and CLIENT represents and warrants to ADMINISTRATOR and SDI that it is a corporation or other legal entity duly organized and existing and in good standing in its jurisdiction of organization.

11.2 CORPORATE CAPACITY. Each of GS GROUP and CLIENT represents and warrants to ADMINISTRATOR and SDI that it is empowered under the Applicable Laws and by its charter and bylaws to enter into and perform each Agreement constituted hereby or by a Work Assignment to which it is a Party.

11.3 CORPORATE AUTHORITY. Each of GS GROUP and CLIENT represents and warrants to ADMINISTRATOR and SDI that all requisite corporate proceedings have been taken to authorize it to enter into and perform each Agreement constituted hereby or by a Work Assignment to which it is a Party.

11.4 GOVERNMENTAL ENTITIES. Each of GS GROUP and CLIENTS represents and warrants to ADMINISTRATOR and SDI that no approval, authorization or consent of any

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         Governmental Entity is required to be obtained or made by it in order for such Party to enter into and perform any of its material obligations under any Agreement constituted hereby or by a Work Assignment to which it is a Party, other than those that have already been obtained.

11.5 AUTHORIZATIONS. Each of GS GROUP and CLIENTS represent, warrant and covenant to ADMINISTRATOR and SDI that each of it has and shall have all necessary rights, registrations, authorizations and/or licenses to perform all of its material obligations under each Agreement constituted hereby or by a Work Assignment to which it is a Party.

11.6 LEGAL COMPLIANCE. Each CLIENT represents, warrants and covenants to ADMINISTRATOR that such CLIENT has and will continue to comply with all laws and regulations with respect to the operation of its business, and in the design, underwriting, solicitation, sale and administration of the Contracts, and it has and will continue to make all required filings with regulatory agencies in connection with the offer, sale, or administration of the Contracts, except where the failure to so comply or to make such filings would not reasonably be expected to materially impair such CLIENT's, ADMINISTRATOR's or SDI's ability to perform its obligations hereunder.

11.7 ACCESS TO EMPLOYEES. Each CLIENT represents, warrants and covenants to ADMINISTRATOR that such CLIENT shall provide upon request of ADMINISTRATOR reasonable access to its knowledgeable employees and independent contractors that may be required in the performance or receipt of the Services or Brokerage Services. ADMINISTRATOR shall reimburse the CLIENT for all reasonable and documented out-of-pocket costs and expenses incurred by the CLIENT in providing such access. CLIENT shall not be required to provide access hereunder if to do so would be materially disruptive to the conduct of its business as it relates to the Contracts.

12.      INDEMNIFICATION

12.1 INDEMNIFICATION OF ADMINISTRATOR AND SDI. Anything to the contrary herein notwithstanding, and notwithstanding the Limitation of Liability provision contained in Article 13, each of GS GROUP and CLIENT shall defend, indemnify and hold harmless ADMINISTRATOR and/or SDI and their respective Affiliates, officers, directors, employees, agents and representatives (each, an "ADMINISTRATOR Indemnified Party") from and against any and all costs, expenses, losses, damages, charges, reasonably incurred counsel fees, payments, and liability (collectively, the "Losses") which may be asserted against any of them by an Insured or other third party or for which it may be held liable by an Insured or other third party, arising out of or attributable to
         (a) GS GROUP's or such CLIENT's willful misconduct, gross negligence or breach of any provision of (i) an Agreement; (ii) a selling, commission, agency or other sales or distribution agreement or reinsurance agreement (other than as a result of breach thereof insofar as caused by ADMINISTRATOR or SDI); (iii) a fund participation agreement, (iv) any agreement relating to a Contract, (v) a Contract (other than as a result of a breach thereof insofar as caused by ADMINISTRATOR or SDI), (b) the failure to comply with Applicable Law by
         (v) such CLIENT or GS GROUP, (w) any issuer of a Contract in relation to the design, offer, sale issuance or administration of such Contract,
         (x) a previous administrator of a Contract that is not Affiliated with ADMINISTRATOR in administering such Contract, (y) a broker-dealer, agent, representative, or other Person in relation to the offer, sale or issuance of such Contract, or (z) any Person in maintaining the records required to be maintained with respect to Contracts, (c) any failure of a Contract issued, reinsured, administered or serviced by a CLIENT to qualify as a life insurance contract or annuity contract, as applicable, under Section 101(f), 817(h), 7702 or 72 of the Code, any similar provision of the Code relating to such qualification or any successor provision to the foregoing, or the qualification of a Contract issued, reinsured, administered or serviced by a CLIENT as a modified endowment contract within the meaning of Section 7702A of the Code, any similar

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         provision of the Code relating to such qualification or any successor provision to the foregoing (except in either case insofar as a result of breach of the Agreement by ADMINISTRATOR or SDI), (d) action (other than the performance of the Services or Brokerage Services or other action required to be taken under an Agreement or by any state or federal regulator) taken by ADMINISTRATOR or SDI at the written direction of GS GROUP or a CLIENT, including written procedures supplied by a CLIENT pursuant to Section 3.5 or 3.6, (e) inaction by ADMINISTRATOR or SDI as a result of failure by GS GROUP or a CLIENT to furnish direction, following reasonable request therefor in writing, if ADMINISTRATOR or SDI reasonably believed that it lacked the authority to take the action in question absent direction by GS GROUP or a CLIENT, or (f) (i) bodily injury, including death, to any person, or
         (ii) damage to the property of any Person (not including software or data) to the extent that such injury or damage results from the willful misconduct or negligence of GS GROUP or CLIENT or any of their officers or employees in connection with ADMINISTRATOR's or SDI's performance of their obligations under an Agreement, unless in each case such Losses are due to the negligence or willful misconduct of an ADMINISTRATOR Indemnified Party, in which case such Losses shall be apportioned.

12.2 INDEMNIFICATION OF CLIENT AND GS GROUP. Anything to the contrary herein notwithstanding, and notwithstanding the Limitation of Liability provision contained in Article 13, none of the CLIENTS or GS GROUP shall be responsible for, and ADMINISTRATOR and SDI shall jointly and severally indemnify and hold harmless each CLIENT and GS GROUP and their respective Affiliates, officers, directors, employees, agents and representatives (each, a "GS GROUP Indemnified Party") from and against any and all Losses which may be asserted against any of them by a third party, or for which such CLIENT or GS GROUP may be held liable by a third party, arising out of or attributable to (a) ADMINISTRATOR's or SDI's willful misconduct or gross negligence, (b) breach of any provision of an Agreement, (c) (i) bodily injury, including death, to any person, or (ii) damage to the property of any person, firm or corporation (not including software or data) to the extent that such injury or damage results from the willful misconduct or negligence of ADMINISTRATOR or SDI or any of their officers or employees in connection with performing ADMINISTRATOR's or SDI's obligations under this Agreement, (d) any claim, action or proceeding alleging that personnel of ADMINISTRATOR performing Services hereunder are employees of any CLIENT or GS GROUP or their assignees for any purpose, (e) any claim, action or proceeding in connection with any termination, dismissal, demotion or reduction in benefits by ADMINISTRATOR or its affiliates with respect to an employee of ADMINISTRATOR engaged or proposed to be engaged in providing services under an Agreement; and
         (f) any infringement of any patent, trademark, copyright, trade secret or other intellectual property or proprietary right of any third party arising out of the performance of an Agreement by ADMINISTRATOR or SDI, unless, in each case, such Losses are due to the negligence or willful misconduct of a GS GROUP Indemnified Party, in which case such Losses shall be apportioned.

12.3 INDEMNIFICATION PROCEDURES INVOLVING THIRD-PARTY CLAIMS. If any third party makes a Claim covered by Section 12.1 or Section 12.2 against an ADMINISTRATOR Indemnified Party or a GS GROUP Indemnified Party (an "Indemnified Party") with respect to which such Indemnified Party intends to seek indemnification under Section 12.1 or Section 12.2, such Indemnified Party shall promptly deliver to the indemnifying Party (GS GROUP or

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         any such CLIENT, on the one hand, or ADMINISTRATOR and SDI, on the other hand, as applicable, an "Indemnifying Party") a written notice (a "Claims Notice"), including a brief description of the amount and basis of the Claim, if known. Upon giving such Claims Notice, the Indemnifying Party shall be obligated to defend such Indemnified Party against such Claim, PROVIDED that, in the event that any CLIENT is an Indemnifying Party with respect to a Claim asserted hereunder, and such CLIENT is entitled to indemnification from a third party (a "Third Party Indemnitor") in respect of the same underlying subject matter, facts or circumstances as such Claim, the Indemnifying Party may, upon notice to the Indemnified Party, assign the defense of such Claim hereunder to such Third Party Indemnitor. The Indemnified Party (except as provided below) shall cooperate fully with, and assist, the Indemnifying Party or Third Party Indemnitor in its defense against such Claim at the Indemnifying Party's expense. The Indemnifying Party or Third Party Indemnitor shall keep the Indemnified Party apprised at all times as to the status of the defense; PROVIDED, HOWEVER, that the failure of the Indemnified Party to give prompt notice or to keep Indemnifying Party or Third Party Indemnitor reasonably apprised shall not relieve the Indemnifying Party of any of its obligations hereunder except to the extent such failure prejudices the Indemnifying Party.

         The Indemnifying Party shall be entitled to assume and control the defense of any such Claim on Indemnified Party's behalf by written notice to the Indemnified Party within thirty (30) days after receipt of a Claims Notice; PROVIDED that, notwithstanding anything in this
         Article 12 to the contrary, in the event the Claim is an action, proceeding, inquiry or investigation commenced by a Governmental Entity, the Indemnified Party shall have the right to control the defense of such Claim. If so specified in such notice, the Indemnifying Party, in the event that the Indemnifying Party is entitled to indemnification from a Third Party Indemnitor in respect of the same underlying subject matter, facts or circumstances as the Claim asserted, may assign the defense of such Claim hereunder to such Third Party Indemnitor. The Indemnified Party shall cooperate fully with, and assist the Indemnifying Party or Third Party Indemnitor in the defense and all related settlement negotiations of such Claim. The Indemnifying Party shall pay all reasonable outside costs incurred by the Indemnified Party related to the Indemnified Party's or Third Party Indemnitor's assistance in defense of a Claim. The Indemnified Party shall have the right to join in the defense of such Claim and employ its own separate counsel in any action, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party; PROVIDED, HOWEVER, that (1) if the Parties agree that it is advantageous to the defense for the Indemnified Party to employ its own counsel or (2) if the Indemnified Party shall have reasonably concluded that there may be a conflict of interest between the Indemnifying Party and the Indemnified Party in the conduct of the defense of such Claim (in which case the Indemnifying Party shall not have the right to direct or participate in the defense of such Claim on behalf of the Indemnified Party), then, in each such instance, the reasonable fees and expenses of counsel for such Indemnified Party shall be borne by the Indemnifying Party.

         If the Indemnifying Party shall fail to notify the Indemnified Party of its desire to assume the defense of any such Claim within the prescribed period of time or shall notify the Indemnified Party that it will not assume the defense of any such Claim, then the Indemnified Party shall defend such Claim in any such manner as it may deem appropriate, subject to the right of the Indemnifying Party to assume the defense of such Claim (including the right to assign the defense to a Third Party Indemnitor under the circumstances described above) any time prior to its final determination or settlement. The Indemnifying Party shall also be permitted to join in the defense of such Claim and employ counsel at its own expense. Neither the Indemnifying Party nor any Indemnified Party

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         shall be liable for any settlement of any Claim effected without its prior written consent, which consent shall not be unreasonably withheld, except as set forth below.

         Notwithstanding the foregoing, the Indemnified Party shall retain, assume or reassume sole control over, and all expenses relating to, every aspect of the defense that it believes is not the subject of the indemnification provided for in Section 12.1 or 12.2 and upon such retention, assumption or reassumption, the Indemnifying Party will be relieved of responsibility for indemnifying the Indemnified Party for such defense or the Claim to which such defense relates.

         In any Claim as to which the Indemnifying Party is entitled pursuant to this Section 12.3 to assume and control the defense thereof, until both
         (i) the Indemnified Party receives notice from the Indemnifying Party that it will defend or, as permitted, assign such defense to a Third Party Indemnitor; and (ii) the Indemnifying Party assumes or so assigns such defense, the Indemnified Party may, at any time after ten (10) days from notifying the Indemnifying Party of the Claim, resist the Claim or, after consultation with and the consent of the Indemnifying Party, settle or otherwise compromise or pay the Claim. The Indemnifying Party shall pay all reasonable outside costs of the Indemnified Party actually incurred arising out of or relating to that defense and any such settlement, compromise or payment.

         Following indemnification as provided in Section 12.1 or 12.2, the Indemnifying Party shall be subrogated to all rights of the Indemnified Party with respect to the matters from which indemnification has been made.

13.      LIMITATION OF LIABILITY

13.1     CURE.

         a. Other than in connection with a Claim as to which Article 12 applies, where GS GROUP's or a CLIENT's claim relates to a defect in any Service or Brokerage Service, or any breach of this Agreement, such CLIENT or GS GROUP shall give ADMINISTRATOR or SDI, as the case may be, a reasonable opportunity to correct the defect. If ADMINISTRATOR or SDI is able to correct the defect within 30 days, and PROVIDED that such CLIENT or GS GROUP has not sustained any actual damages, ADMINISTRATOR or SDI, as the case may be, shall not be liable for any damages.

         b. Other than in connection with a Claim as to which Article 12 applies, where ADMINISTRATOR's or SDI's claim relates to a breach of this Agreement by a CLIENT or GS GROUP, ADMINISTRATOR or SDI shall give the applicable CLIENT or GS GROUP, as the case may be, reasonable opportunity to correct the defect. If the CLIENT or GS GROUP is able to correct the defect within 30 days, and PROVIDED that ADMINISTRATOR and SDI have not sustained any actual damages, the CLIENT or GS GROUP, as the case may be, shall not be liable for any damages.

13.2 LIMITATION OF LIABILITY. In case of any claim by a CLIENT against ADMINISTRATOR or SDI or by ADMINISTRATOR or SDI against a CLIENT related to an Agreement or any transaction under an Agreement, regardless of the basis of the claim, the other Party will be liable only for the amount of actual loss or damage suffered by ADMINISTRATOR, SDI or such CLIENT, up to cumulative aggregate of the fees paid or payable to ADMINISTRATOR by the applicable CLIENT in the aggregate under the Agreement during the 12 months immediately preceding the date when the claim was first notified in writing to the liable Party. For purposes of interpreting this Section, the aggregate fees paid or payable in the twelve months preceding the notification of a claim shall be treated as a damage limitation pool from which damages may be drawn. To the extent that pool is

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         drawn down to satisfy one claim it will not be available to satisfy other claims that apply to the same period. Amounts drawn shall be deemed to be drawn first from the most remote month in time, then from the next most remote month, and so on, with the pool being reset on a monthly basis (and no more frequently) to take into account fees paid or payable in succeeding months.

13.3 EXCLUSION OF DAMAGES. EXCEPT AS MAY BE PROVIDED FOR HEREIN, IN NO EVENT SHALL ANY PARTY BE LIABLE TO ANOTHER PARTY FOR ANY CLAIM, DAMAGE OR OTHER CAUSE OF ACTION, WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE, FOR INDIRECT, EXEMPLARY, SPECIAL OR CONSEQUENTIAL DAMAGES. THIS EXCLUSION SHALL NOT APPLY TO ANY CLAIM PROPERLY ASSERTED UNDER ARTICLE 12 (INDEMNIFICATION) OF THIS AGREEMENT.

13.4 EXCEPTIONS TO LIMITATION OF LIABILITY. Notwithstanding Sections 13.2 and 13.3, no limitation on liability or exclusion of damages shall apply with respect to any claims based on: (a) failure of any CLIENT to pay fees and charges when due, (b) Article 14 (Confidentiality) of this Agreement, (c) a Party's bad faith or willful misconduct, or (d) any Claim properly asserted pursuant to Article 12 (Indemnification) of this Agreement.

13.5 FORCE MAJEURE. In the event ADMINISTRATOR or SDI is unable to perform its obligations under the terms of this Agreement because of natural disaster, strikes, failure of or damage to public utility equipment or transmission, or other causes beyond its control, such Party will use its best efforts to mitigate the impact of the force majeure or to assist the CLIENT or GS GROUP, as the case may be, to obtain alternate sources of service. Except with respect to its failure to meet its obligations under Section 3.10 (Business Resumption Plan), neither ADMINISTRATOR nor SDI will be liable for any damages resulting from such causes. If any force majeure endures more than 30 days, the Parties shall meet and review in good faith the desirability and conditions of this Agreement, and the applicable CLIENT may determine to terminate without further liability to ADMINISTRATOR or SDI. Such CLIENT shall have the right to cover and seek a third party source for Services and Brokerage Services, at its own expense, during any event of force majeure without liability to ADMINISTRATOR for any Service, or SDI for any Brokerage Service, affected by the force majeure.

13.6 ENFORCEMENT. The limitations of liability in this Article 13 will be enforced even if any exclusive remedy fails of its essential purpose.

14.      CONFIDENTIALITY

14.1     CONFIDENTIAL INFORMATION.

         a. Each Party (the "Recipient") acknowledges that it may, in the course of performing its responsibilities under this Agreement, be exposed to or acquire Confidential Information of the other Party (the "Discloser").

         b. Except as otherwise provided herein or except as directed or consented to by the Discloser, Recipient agrees to hold the other Party's Confidential Information in strict confidence and not to copy, reproduce, sell, assign, license, market, transfer or otherwise dispose of, give or disclose such information to third parties.

         c. Except as otherwise provided herein or except as directed or consented to by the Discloser, no Party shall use any Confidential Information for any purposes whatsoever other than the performance of this Agreement; nor may any Party use any Confidential Information to engage in any business transaction or relationship other than those with the

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         other Parties contemplated by this Agreement. In the event that
         ADMINISTRATOR and/or SDI are granted a license under Section 5.3(b), ADMINISTRATOR and/or SDI shall exercise its or their rights under such license in such a manner as not to disclose Confidential Information to third parties in violation of Section 14.1(b) above.

         d. Except as expressly instructed by CLIENT in writing, neither ADMINISTRATOR nor SDI shall, in any manner, use Confidential Information directly or indirectly to induce or encourage customers of any CLIENT to redeem or replace Contracts during the Term; provided that merely processing, causing to be processed, paying or causing to be paid customer-initiated redemptions or replacements, or answering questions related thereto, shall not constitute a prohibited inducement or encouragement under this Section.

14.2 DISCLOSURE ORDER. If Recipient is requested to disclose all or any part of any Confidential Information under a subpoena, or inquiry issued by a court of competent jurisdiction or by a judicial or administrative agency or legislative body or committee, Recipient shall (to the extent permitted by Applicable Law) (i) immediately notify Discloser of the existence, terms and circumstances surrounding such request; (ii) consult with Discloser on the advisability of taking legally available steps to resist or narrow such request and cooperate with Discloser on any such steps it considers advisable; (iii) if disclosure of the Confidential Information is required or deemed advisable, exercise its best efforts to obtain an order, stipulation or other reliable assurance acceptable to Discloser that confidential treatment shall be accorded to such portion of the Confidential Information to be disclosed and (iv) limit disclosure to only that information required to be disclosed pursuant to the subpoena or inquiry. Where a Recipient is required to disclose information relating to itself or other Persons, but not the Discloser, Recipient shall use its commercially reasonable efforts to separate all Confidential Information from tapes, files or other records containing the requested information, so that Confidential Information is not disclosed. Discloser shall reimburse Recipient for reasonable out-of-pocket legal fees and expenses incurred in Recipient's effort to comply with this provision.

14.3     RETURN OF INFORMATION AND BOOKS AND RECORDS AFTER TERMINATION.

         a. Following the Term of this Agreement as among ADMINISTRATOR, SDI and a CLIENT (or earlier if requested by the CLIENT), ADMINISTRATOR shall at its cost return to the CLIENT or CLIENT's designee all Confidential Information of CLIENT (excluding, for purposes of this Section 14.3, this Agreement), which to ADMINISTRATOR's or SDI's knowledge is in ADMINISTRATOR's or SDI's possession or control, together, if requested by the CLIENT, with a certificate signed by ADMINISTRATOR in form and substance satisfactory to the CLIENT, stating that all the Confidential Information of CLIENT has been returned as required by this Section. Notwithstanding the foregoing, ADMINISTRATOR and SDI shall maintain copies of Books and Records in accordance with
         Section 4.2.

         b. Following the Term of this Agreement as among ADMINISTRATOR, SDI and a CLIENT (or earlier if requested by ADMINISTRATOR), such CLIENT shall at its cost return to ADMINISTRATOR or ADMINISTRATOR's designee all Confidential Information of ADMINISTRATOR or SDI (excluding, for purposes of this Section 14.3, this Agreement or any Work Assignment), which to such CLIENT's knowledge is in CLIENT's possession or control, together, if requested by the ADMINISTRATOR, with a certificate signed by CLIENT in form and substance satisfactory to the ADMINISTRATOR, stating that all the Confidential Information of ADMINISTRATOR has been returned as required by this Section.

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         c.    Following the Term of this Agreement as among ADMINISTRATOR, SDI and GS GROUP (or earlier if requested by GS GROUP), ADMINISTRATOR shall at its cost return to GS GROUP or GS GROUP's designee all Confidential Information of GS GROUP (excluding, for purposes of this Section 14.3, this Agreement), which to ADMINISTRATOR's or SDI's knowledge is in ADMINISTRATOR's or SDI's possession or control, together, if requested by the CLIENT, with a certificate signed by ADMINISTRATOR in form and substance satisfactory to GS GROUP, stating that all the Confidential Information of GS GROUP has been returned as required by this Section. Notwithstanding the foregoing, ADMINISTRATOR and SDI shall maintain copies of Books and Records in accordance with Section 4.2.

         d. Following the Term of this Agreement as among ADMINISTRATOR, SDI and GS GROUP (or earlier if requested by ADMINISTRATOR), GS GROUP shall at its cost return to ADMINISTRATOR or ADMINISTRATOR's designee all Confidential Information of ADMINISTRATOR or SDI (excluding, for purposes of this Section 14.3, this Agreement or any Work Assignment), which to GS GROUP's knowledge is in GS GROUP's possession or control, together, if requested by the ADMINISTRATOR, with a certificate signed by GS GROUP in form and substance satisfactory to the ADMINISTRATOR, stating that all the Confidential Information of ADMINISTRATOR has been returned as required by this Section.

         e. Each Party agrees to allow the other Party reasonable access to, including the right to make copies of, all such returned materials in the event such access is requested by the other Party for any reasonable and legitimate purpose, including but not limited to, as a result of any administrative or regulatory request or action, litigation or any similar proceeding.

14.4     EXCEPTIONS.

         a.    Confidential Information shall not include information that is:

         i. in or becomes part of the public domain other than by disclosure by Recipient in violation of this Agreement;

         ii. demonstrably known to Recipient previously, without a duty of confidentiality;

         iii.  independently developed by Recipient outside of this Agreement;
               or

         iv. rightfully obtained by Recipient from third parties without a duty of confidentiality.

         b. Notwithstanding anything in this Article 14 to the contrary, if a Regulatory Authority so requires, a copy of this Agreement shall be filed with the Regulatory Authority at such time as ADMINISTRATOR applies for or renews any insurance administrator's license (or the equivalent) required under Applicable Law.

14.5 UNAUTHORIZED ACTS. Each Party shall, upon learning of any unauthorized access, use, knowledge or possession, or an attempt to obtain or achieve unauthorized access, use, knowledge or possession, of the other Party's Confidential Information while in the possession of such Party (an "Unauthorized Act"), promptly: (1) notify the other Party of the Unauthorized Act, (2) furnish to the other Party full details known to it of the Unauthorized Act and assist the other Party in investigating or preventing the reoccurrence of any Unauthorized Act, (3) use reasonable efforts to cooperate with the other Party in any litigation and investigation against third parties reasonably deemed necessary by the other Party to protect its proprietary rights and (4) use all reasonable efforts to prevent a reoccurrence of any such Unauthorized Act. As between the Parties, a Party responsible for such Unauthorized Acts as contemplated in this Section 14.5 shall pay the reasonable external costs incurred by any of the other Parties to bring the responsible Party into compliance with this Agreement, including any costs incurred in connection with seeking a confidentiality agreement, protective order, or any other protection of the confidentiality of the Confidential Information as contemplated in
         Section 14.1.

14.6 ACTION BY PARTIES. No Party shall commence any legal action or proceeding against a third party in respect of any Unauthorized Act purported to have been committed by the third party without the prior written consent of the other Party or Parties.

14.7 GLB COMPLIANCE. ADMINISTRATOR and SDI agree to maintain and hold in confidence all Nonpublic Personal Information obtained by them from any of the CLIENTS or any Insured, or any past or future policyholder, annuityholder or certificateholder in the performance of their duties and obligations under this Agreement, to the extent required by law. Neither ADMINISTRATOR nor SDI shall (i) use such information or (ii) disclose such information to any third party, in either case without the express prior written consent of the CLIENT whose information may be used or disclosed, except as required under Applicable Law and as reasonably necessary for the performance of ADMINISTRATOR's or SDI's duties under this Agreement.

14.8 BREACH. It is understood and agreed that in the event of a breach of this Article 14, damages may not be an adequate remedy and the non-breaching Party shall be entitled to apply for injunctive and other equitable relief to restrain any such breach, threatened or actual.

14.9 INFORMATION SECURITY MANAGEMENT PROCEDURES. ADMINISTRATOR and SDI shall implement measures reasonably designed to (i) safeguard the security and confidentiality of the Nonpublic Personal Information; (ii) protect against any anticipated threats or hazards to the security or integrity of such information and; (iii) protect against unauthorized access to or use of the Nonpublic Personal Information that could result in substantial harm or inconvenience to the individual policyholder, annuityholder or certificateholder to whom such information relates. Without limiting the generality of the foregoing, ADMINISTRATOR and SDI shall implement and maintain the information security management procedures and obligations detailed in EXHIBIT N during the Term.

14.10 CHINESE WALL. ADMINISTRATOR and SDI agree that they and their Affiliates' in-house compliance department shall maintain on a confidential basis lists of potential transactions involving blocks of annuity contracts and variable universal life insurance policies with respect to which (a) the GS GROUP has contacted ADMINISTRATOR about a bid assistance assignment under Section 3.12(c) (which contacts ADMINISTRATOR shall promptly report to such compliance department) and
         (b) one or more of ADMINISTRATOR's Affiliates or other clients may have begun or determined to begin considering for acquisition themselves. Such lists shall include the persons assigned to which side -- (a) or
         (b) -- and such persons shall be instructed to disclose information only to persons on the same side and to guard against inadvertent disclosure to persons who may be on the other side.

15.      DISPUTE RESOLUTION

15.1 EXECUTIVE RESOLUTION. If any dispute arises related to this Agreement or any transaction governed by this Agreement, senior executives of all affected Parties, vested with authority to settle the dispute, will meet and attempt in good faith to resolve the dispute before resorting to court. The meeting will be held reasonably promptly at the request of any

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         affected Party in the offices of the Party requesting the meeting, or if agreed, at another designated location.

15.2 CONTINUED PERFORMANCE. In the event of a good faith dispute between any of the CLIENTS and ADMINISTRATOR or SDI regarding this Agreement pursuant to which such CLIENT in good faith believes it is entitled to withhold payment, such CLIENT shall promptly notify ADMINISTRATOR of such dispute, and shall, upon request by ADMINISTRATOR and on or after the date on which any fees or charges in dispute would otherwise be required to be paid during the pendency of such dispute, deposit the amount solely associated with the fees or charges to which the dispute relates in an interest-bearing escrow account in the bank or depository specified by ADMINISTRATOR, furnish evidence of such deposit to ADMINISTRATOR and pay any undisputed amounts due for payment. The Parties shall escalate the resolution of any such dispute within 30 days of the deposit of the funds into the escrow account. For as long as such CLIENT makes such escrow deposits during the pendency of such dispute, ADMINISTRATOR shall continue to provide the Services, and SDI shall continue to provide the Brokerage Services, to such CLIENT. Upon resolution of the dispute, the prevailing Party or Parties shall be entitled to money in the amount set forth in the resolution in the escrow account, plus any interest earned on such money; PROVIDED, HOWEVER, that any excess funds in the escrow account will be remitted to such CLIENT.

15.3 JUDICIAL REMEDY TO ENFORCE CONFIDENTIALITY. Notwithstanding the preceding provisions of this Article 15, any Party may enforce the confidentiality terms of this Agreement by commencing an action for injunctive or other equitable relief, damages or any other applicable judicial remedy.

16.      AUDIT AND INSPECTION

16.1 AUDIT RIGHT. Upon twenty-four (24) hours' notice to ADMINISTRATOR and during normal business hours, but not more often than twice in any twelve (12) month period, absent good cause, in which case an audit as set forth herein may be conducted regardless of such limits, any CLIENT or its designee has the right, in accordance with the provisions set forth in EXHIBIT N and herein, as amended and supplemented, to audit and verify the matters relating to ADMINISTRATOR and SDI set forth in
         Section 16.4. A CLIENT may conduct audit and verification reviews itself or with the assistance of a third party organization (PROVIDED that the third party organization executes a confidentiality agreement that contains protections for Confidential Information comparable to those set forth in this Agreement and PROVIDED, FURTHER that such third party organization shall not be any Person that ADMINISTRATOR deems in its reasonable discretion to be a competitor in its third party administrator business or SDI's broker-dealer business), at such CLIENT's expense, subject to Section 16.6 below. All audits shall be performed in a manner intended to minimize disruption to the Parties' respective businesses. All such audits and verifications may be conducted during the term of this Agreement and for a period of three years after the end of the Term of this Agreement.

16.2 ACCESS. Without limiting the foregoing, during any audit in relation hereto, ADMINISTRATOR and SDI shall provide reasonable access, without limitation, to CLIENT, its auditors (including internal audit staff), inspectors, regulators, consultants, and other representatives, to: (i) facilities where the Services or Brokerage Services are being performed; (ii) personnel and subcontractors providing any of the Services or Brokerage Services; and (iii) data and records in the possession of ADMINISTRATOR and SDI relating to any of the Services or Brokerage Services. CLIENT and its designees shall adhere to ADMINISTRATOR's and SDI's customary security and safety policies.

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16.3     COOPERATION. ADMINISTRATOR and SDI shall assist CLIENT's auditors
         (including internal audit staff), inspectors, regulators, consultants and other representatives in connection with any audit in relation hereto as is reasonably required. ADMINISTRATOR and SDI shall cooperate fully with CLIENT or its designees in connection with audits in relation hereto and with regard to examinations by regulatory authorities and shall, on a timely basis, furnish each with information reasonably requested; PROVIDED, HOWEVER, that CLIENT shall reimburse ADMINISTRATOR for the reasonable costs incurred by it or SDI of obtaining the requested information where the information is not readily available without research or generation of data or reports that is or are not normally generated by ADMINISTRATOR or SDI in the ordinary course of business.

16.4 CATEGORIES OF AUDITS. Audits and inspections shall be limited to information relating to the Services, in the case of ADMINISTRATOR, and Brokerage Services, in the case of SDI, and may include: (i) ADMINISTRATOR's and SDI's practices and procedures, including procedures to maintain the confidentiality of the CLIENT's Confidential Information; (ii) ADMINISTRATOR's and SDI's computer systems; (iii) ADMINISTRATOR's and SDI's controls and security measures and procedures; (iv) ADMINISTRATOR's and SDI's disaster recovery and back-up procedures; (v) any matter necessary to enable a CLIENT to meet requirements of law; (vi) ADMINISTRATOR's and SDI's compliance with Applicable Levels of Service; and (vii) Books and Records.

16.5 NO INTERFERENCE. In no event shall any CLIENT while conducting audits and investigations materially interfere with ADMINISTRATOR's or SDI's ability to perform its obligations under this Agreement or conduct its other operations in the ordinary course of business.

16.6 AUDIT EXPENSES. Each CLIENT shall bear its expenses relating to any audit performed under this provision; PROVIDED, HOWEVER, if any such inspection reveals that any invoice or payment has not been rendered or made in accordance with the terms of this Agreement and has resulted in a material overcharge to such CLIENT which results in a refund or credit of the overcharge as provided in Section 9.1, ADMINISTRATOR shall reimburse such CLIENT for its reasonable internal costs and external expenses in connection with the portion of the audit relating to the invoice and/or payment resulting in such material overcharge, without prejudice to any other remedies or claims of such CLIENT. In no event shall a CLIENT be obligated to pay to ADMINISTRATOR or SDI any costs or expenses incurred by ADMINISTRATOR or SDI in assisting the completion of the audits contemplated under this provision other than the reasonable costs of obtaining information as referred to, and under the circumstances described, in the proviso of Section 16.3.

16.7 EXIT CONFERENCE. Following an audit or examination by a CLIENT, such CLIENT shall conduct (in the case of an internal audit), or request its external auditors or examiners to conduct, (a) a conference to discuss their preliminary conclusions with ADMINISTRATOR, followed by (b) an exit conference with ADMINISTRATOR to obtain ADMINISTRATOR's factual concurrence with issues identified in the review.

17.      MISCELLANEOUS

17.1 TRANSFER. No CLIENT may assign or sublicense or otherwise transfer voluntarily, or by operation of law, any rights or obligations under this Agreement without ADMINISTRATOR's and SDI's prior written consent, such consent not to be unreasonably withheld; PROVIDED, HOWEVER, that any CLIENT may assign or otherwise transfer its rights and obligations to an Affiliate or to a successor to substantially all of its assets as long as the rights and obligations of ADMINISTRATOR and SDI are not materially affected and as long as there is no material increase in the credit or regulatory-compliance risk of ADMINISTRATOR, in its reasonable discretion. ADMINISTRATOR

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

         or SDI may not assign or sublicense or otherwise transfer voluntarily, or by operation of law, any rights or obligations under this Agreement without GS GROUP's prior written consent; PROVIDED, HOWEVER, that ADMINISTRATOR may assign or otherwise transfer its rights and obligations to an Affiliate or to a successor to substantially all of its assets as long as the rights and obligations of the CLIENTS are not materially affected; PROVIDED, FURTHER, that any effect on any right or obligation of a CLIENT that results because an assignee or transferee of ADMINISTRATOR's rights and obligations under this Agreement is required to be licensed or registered with any Government Entity as a third party administrator shall be deemed immaterial; PROVIDED, FURTHER, that ADMINISTRATOR remains liable for the performance of this Agreement by its assignee. In the event of any such assignment or transfer, if regulatory approval is required in order for ADMINISTRATOR to remain liable under and subject to this Agreement, ADMINISTRATOR agrees to diligently seek such regulatory approval. An assignment or transfer in connection with any corporate reorganization or other transaction requiring regulatory approval to be obtained by ADMINISTRATOR or an Affiliate will be subject to ADMINISTRATOR's (i) seeking regulatory approval to remain subject to this Agreement concurrently with its seeking the other approval, and obtaining such approval, and (ii) execution and delivery to GS GROUP and CLIENT a guaranty in form and substance reasonably satisfactory to them, subject to any requirements imposed by any Regulatory Authority under Applicable Law. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns. GS GROUP and each CLIENT acknowledge that ADMINISTRATOR intends to perform Services hereunder through its se(2) division unless or until such division is reorganized into a separate legal entity, although ADMINISTRATOR acknowledges that this Agreement is enforceable against it with full recourse. Any assignment, sublicense or other transfer in violation of this Agreement shall be void.

17.2 INDEPENDENT CONTRACTOR. Nothing in this Agreement will be construed a creating the relationship of employer and employee, partners or joint venturers between ADMINISTRATOR or SDI on the one hand, and CLIENTS or GS GROUP on the other hand, or between any of the Parties' employees or representatives. No Party shall represent that it is (or that any of its employees are) an employee, partner or joint venturer with any other Party. It is the express intent of the Parties that neither ADMINISTRATOR nor SDI is an employee, partner or joint venturer of any CLIENT or GS GROUP for any purpose and that all Services and Brokerage Services performed hereunder by ADMINISTRATOR and SDI, respectively shall be as an "independent contractor" as that term is defined by Applicable Law, and that ADMINISTRATOR and SDI shall be free to exercise independent judgment as to the time, place and manner (such manner not being inconsistent with ADMINISTRATOR's and SDI's obligations hereunder) of performing its duties as to all of the Services, in the case of ADMINISTRATOR, and Brokerage Services, in the case of SDI, under this Agreement.

17.3 ENTIRE AGREEMENT. This Agreement (including Exhibits, Annexes and written amendments hereto) constitutes the entire agreement between the applicable Parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written, and this Agreement may not be modified or amended except in a written instrument executed by duly authorized representatives of the applicable Parties hereto. Any modification or amendment of the Agreement constituted hereby among GS GROUP, ADMINISTRATOR and SDI shall bind such Parties as well as all CLIENTS which at the time of such amendment or modification are Affiliates of GS GROUP. Any modification or amendment of a Work Assignment by the Parties thereto, assuming the CLIENT that is a Party thereto is an Affiliate of GS GROUP at such time, shall bind the applicable CLIENT,

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         ADMINISTRATOR and SDI. In the event that a CLIENT that is Party to a
         Work Assignment is not an Affiliate of GS GROUP, (a) GS GROUP shall have no obligation under these Terms and Conditions to the extent they would otherwise be applicable to such CLIENT or Work Assignment, (b) neither the CLIENT nor any Affiliate of the CLIENT shall have any rights against GS GROUP hereunder and (c) GS GROUP shall continue to be entitled to the benefits of this Agreement as among itself, ADMINISTRATOR and SDI, including without limitation the terms of Sections 3.12 and 8.7.

17.4 NOTICE, SERVICE OF PROCESS AND REGULATORY NOTICES. All notices and other communications required or permitted under this Agreement to be given in writing shall be deemed to have been duly given on the date delivered by hand, by nationally recognized overnight courier service or by messenger, or upon receipt by facsimile transmission, or upon delivery by registered or certified mail (return receipt requested) postage prepaid (except, in the case of a notice of breach or termination for Cause under Section 7.5, in which case certified mail or nationally recognized overnight courier service shall be the required method), to any Party at the following addresses and facsimile numbers, or to such other address or facsimile number as a Party to receive the notice or request so designates by written notice to the other:

If to ADMINISTRATOR or SDI--

Security Benefit Life Insurance Company
One Security Benefit Place
Topeka, Kansas 66636-0061
Attention: James R. Schmank
Facsimile: (785) 368-1309

With a copy to--

Security Benefit Corporation
One Security Benefit Place
Topeka, Kansas 66636-0061
Attention: General Counsel
Facsimile: (785) 438-3080

If to the GS GROUP--

The Goldman Sachs Group, Inc.
85 Broad Street
New York, New York 10004
Attention: Chief Operating Officer, Reinsurance Group
Facsimile: (212) 346-3594

With a copy to--

The Goldman Sachs Group, Inc.
85 Broad Street
New York, New York 10004
Attention: General Counsel
Facsimile: (212) 902-3876

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If to CLIENTS, as set forth in the applicable Work Assignment.

         In the event any legal process or notice is served on a Party to this Agreement in a suit or proceeding against any of the other Parties, the Party served shall promptly forward such process or notice on to the appropriate other Party at the address specified above.

         In the event any regulatory notices or correspondence pertaining to this Agreement is received by a Party, the Party receiving same shall promptly forward a copy to the other Parties at the address specified above.

17.5 GOVERNING LAW. The laws of the State of New York govern this Agreement, without regard to its principles governing the conflicts of laws. The Parties unconditionally consent to the exclusive jurisdiction of and venue in the state and federal courts located in New York, New York.

17.6 COUNTERPARTS. The signatures of the Parties need not appear on the same copy of this Agreement, so long as each Party signs at least one copy of this Agreement and the copies contain the same terms.

17.7 CONSTRUCTION. The headings used herein are inserted only as a matter of convenience and for reference and shall not affect the construction or interpretation of this Agreement. Where context so indicates, a word in the singular form shall include the plural, a word in the masculine form the feminine, and vice versa. The word "including" and similar constructions (such as "for example", "such as", and "E.G.") shall mean "including, without limitation," throughout this Agreement. The Parties agree that the terms and conditions of this Agreement are the result of negotiations between the Parties and that this Agreement shall not be construed in favor of or against any Party by reason of the extent to which the Party or its professional advisors participated in the preparation of this Agreement.

17.8 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

17.9 THIRD PARTY BENEFICIARIES. Each Party intends that this Agreement shall not benefit, or create any right or cause of action in or on behalf of, any Person or entity, including without limitation any Governmental Entity or Regulatory Authority, other than GS GROUP, the CLIENTS, ADMINISTRATOR and SDI, as the case may be.

17.10 COVENANT OF FURTHER ASSURANCES. Each Party covenants and agrees that, subsequent to the execution and delivery of this Agreement and without any additional consideration, each shall execute and deliver any further legal instruments and perform any acts which are or may become necessary to effectuate the purposes of this Agreement.

17.11 NO SOLICITATION OF EMPLOYEES. During the Term and for a period of one year after the Term, GS GROUP or CLIENT, as applicable, on the one hand, and ADMINISTRATOR and SDI, on the other hand, agree that each of the following (each a "Restricted Group"):

         (a) in the case of GS GROUP, its internal business unit known as the Goldman Sachs Reinsurance Group and any other internal employees of GS GROUP involved in evaluating

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         ADMINISTRATOR and/or SDI as a potential providers of the Services or
         Brokerage Services, respectively, or who may interact personally with employees of ADMINISTRATOR or SDI in connection with ADMINISTRATOR's or SDI's performance hereunder;

         (b) in the case of CLIENT, its units, departments, and personnel which or who may interact (in the case of personnel, personally) with employees of ADMINISTRATOR or SDI in connection with ADMINISTRATOR's or SDI's performance hereunder for CLIENT;

         (c) in the case of ADMINISTRATOR and SDI, as to GS GROUP, ADMINISTRATOR's and SDI's annuity and life insurance business process outsourcing services units and any other of their internal employees involved in evaluating the potential relationship with GS GROUP herein or who may interact personally with employees of GS GROUP in connection with ADMINISTRATOR's or SDI's performance hereunder; and

         (d) in the case of ADMINISTRATOR and SDI, as to a CLIENT, ADMINISTRATOR's and SDI's annuity and life insurance business process outsourcing services units and any other of their internal employees involved in evaluating the potential relationship with CLIENT hereunder or who may interact personally with employees of CLIENT in connection with ADMINISTRATOR's or SDI's performance hereunder shall not, without the other Party's prior written consent, DIRECTLY OR INDIRECTLY solicit for employment any individual employed by the other Party (in a non-clerical position) at any time during the Term with whom the Restricted Group has contact in connection with evaluating the establishment of the relationships reflected herein and/or in the applicable Work Assignment or in connection with the ADMINISTRATOR's and/or SDI's performance hereof or hereunder; provided that this prohibition shall not apply in respect of (i) any such employee who responds to general advertisements or solicitations or recruitment searches not specifically targeted by the Party or any of its Affiliates at any of the other Party's employees or who is referred by search firms or employment agencies or similar entities so long as such entities have not been instructed by the Party or any of its Affiliates or representatives to solicit such employees, (ii) who approaches the Party of his or her own initiative, without any direct or indirect solicitation by the Restricted Group, (iii) who has been given notice of termination by the other Party prior to commencement of employment discussions between the Party and such specific employees, or (iv) with whom the Party or any of its Affiliates are currently having employment discussions prior to the date of this Agreement, or any hires made by the Party pursuant to any of the foregoing.

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